Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cendant Corporation:

We have audited the accompanying consolidated balance sheets of Cendant Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has revised earnings per share calculations for all prior periods presented to include the dilutive effect of certain contingently convertible debt securities. Also, as discussed in Note 2, on January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation, and during 2003, the Company adopted the consolidation provisions for variable interest entities.

As discussed in Note 1 to the consolidated financial statements, in connection with the Company’s classification of certain subsidiaries as discontinued operations during the first quarter of 2005, the account balances and activities of these subsidiaries have been segregated and reported as discontinued operations for all periods presented.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
New York, New York
February 28, 2005

(May 4, 2005 as to the effects of the discontinued operations and revised segment reporting structure described in Notes 1 and 23)

Cendant Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Year Ended December 31,
	2004	2003	2002
Revenues
Service fees and membership, net	$11,907	$10,774	$8,482
Vehicle-related	4,423	4,339	2,794
Other	74	46	28

Net revenues	16,404	15,159	11,304

Expenses
Operating	9,603	8,730	6,211
Vehicle depreciation, lease charges and interest, net	1,232	1,311	919
Marketing and reservation	1,477	1,356	1,079
General and administrative	1,312	1,154	960
Non-program related depreciation and amortization	483	439	384
Non-program related interest, net:
Interest expense (net of interest income of $45, $18 and $33)	245	298	256
Early extinguishment of debt	18	58	42
Acquisition and integration related costs:
Amortization of pendings and listings	16	20	256
Other	4	34	29
Litigation and related charges, net	(33)	11	103

Total expenses	14,357	13,411	10,239

Income before income taxes and minority interest	2,047	1,748	1,065
Provision for income taxes	674	563	337
Minority interest, net of tax	8	21	22

Income from continuing operations	1,365	1,164	706
Income from discontinued operations, net of tax	519	301	396
Gain (loss) on disposal of discontinued operations, net of tax	198	—	(256)

Income before cumulative effect of accounting change	2,082	1,465	846
Cumulative effect of accounting change, net of tax	—	(293)	—

Net income	$2,082	$1,172	$846

Earnings per share:
Basic
Income from continuing operations	$1.32	$1.14	$0.69
Net income	2.02	1.15	0.83
Diluted
Income from continuing operations	$1.28	$1.10	$0.67
Net income	1.96	1.11	0.80

See Notes to Consolidated Financial Statements.

Cendant Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$467	$746
Restricted cash	370	415
Receivables (net of allowance for doubtful accounts of $150 and $146)	1,237	1,317
Deferred income taxes	385	428
Assets of discontinued operations	6,639	6,667
Other current assets	611	748

Total current assets	9,709	10,321

Property and equipment, net	1,685	1,592
Deferred income taxes	2,192	1,068
Goodwill	11,087	9,942
Other intangibles, net	2,608	2,196
Other non-current assets	591	735

Total assets exclusive of assets under programs	27,872	25,854

Assets under management and mortgage programs:
Program cash	530	270
Mortgage loans held for sale	1,981	2,508
Relocation receivables	720	534
Vehicle-related, net	7,072	6,457
Timeshare-related, net	2,385	1,803
Mortgage servicing rights, net	1,608	1,641
Vacation rental	254	—
Other	148	460

	14,698	13,673

Total assets	$42,570	$39,527

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$4,089	$4,074
Current portion of long-term debt	739	1,612
Liabilities of discontinued operations	5,274	5,070
Deferred income	335	280

Total current liabilities	10,437	11,036

Long-term debt	3,591	4,372
Deferred income	285	291
Other non-current liabilities	1,181	863

Total liabilities exclusive of liabilities under programs	15,494	16,562

Liabilities under management and mortgage programs:
Debt	6,219	5,912
Debt due to Cendant Rental Car Funding (AESOP) LLC—related party	5,935	5,644
Deferred income taxes	2,200	946
Other	27	277

	14,381	12,779

Commitments and contingencies (Note 17)

Stockholders’ equity:
Preferred stock, $.01 par value—authorized 10 million shares; none issued and outstanding	—	—
CD common stock, $.01 par value—authorized 2 billion shares; issued 1,333,462,545 and 1,260,397,204 shares	13	13
Additional paid-in capital	12,091	10,357
Deferred compensation	(301)	(73)
Retained earnings	6,179	4,430
Accumulated other comprehensive income	274	209
CD treasury stock, at cost—282,135,978 and 251,553,531 shares	(5,561)	(4,750)

Total stockholders’ equity	12,695	10,186

Total liabilities and stockholders’ equity	$42,570	$39,527

See Notes to Consolidated Financial Statements.

Cendant Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2004	2003	2002
Operating Activities
Net income	$2,082	$1,172	$846
Adjustments to arrive at income from continuing operations	(717)	(8)	(140)

Income from continuing operations	1,365	1,164	706

Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities exclusive of management and mortgage programs:
Non-program related depreciation and amortization	483	439	384
Amortization of pendings and listings	16	20	256
Deferred income taxes	535	299	273
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Receivables	12	2	(114)
Income taxes	(26)	272	12
Accounts payable and other current liabilities	(143)	(167)	(34)
Payment of stockholder litigation settlement liability	—	—	(2,850)
Deferred income	18	7	(21)
Proceeds from (payments for) termination of fair value hedges	(9)	200	65
Other, net	38	194	(46)

Net cash provided by (used in) operating activities exclusive of management and mortgage programs	2,289	2,430	(1,369)

Management and mortgage programs:
Vehicle depreciation	941	942	673
Amortization and impairment of mortgage servicing rights	527	893	922
Net gain on mortgage servicing rights and related derivatives	(117)	(163)	(115)
Origination of timeshare-related assets	(1,097)	(1,015)	(1,031)
Principal collection of investment in timeshare-related assets	610	799	952
Origination of mortgage loans	(36,518)	(62,880)	(44,003)
Proceeds on sale of and payments from mortgage loans held for sale	37,045	64,371	43,459
Other	(12)	37	(14)

	1,379	2,984	843

Net cash provided by (used in) operating activities	3,668	5,414	(526)

Investing activities
Property and equipment additions	(428)	(419)	(349)
Net assets acquired (net of cash acquired of $216, $99 and $178) and acquisition-related payments	(1,710)	(322)	(1,354)
Proceeds received on asset sales	36	133	21
Proceeds from sales of available-for-sale securities	62	1	14
Proceeds from stockholder litigation settlement trust	—	—	1,410
Proceeds from dispositions of businesses, net of transaction-related payments	832	—	1,151
Other, net	94	96	(42)

Net cash provided by (used in) investing activities exclusive of management and mortgage programs	(1,114)	(511)	851

Cendant Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In millions)

	Year Ended December 31,
	2004	2003	2002
Management and mortgage programs:
(Increase) decrease in program cash	(254)	(102)	667
Investment in vehicles	(10,373)	(9,584)	(6,083)
Payments received on investment in vehicles	8,882	8,818	4,565
Equity advances on homes under management	(4,718)	(5,699)	(5,968)
Repayment on advances on homes under management	4,702	5,635	6,028
Additions to mortgage servicing rights	(498)	(1,008)	(928)
Proceeds from sales of mortgage servicing rights	—	10	16
Cash received on derivatives related to mortgage servicing rights, net	142	295	370
Other, net	49	20	26

	(2,068)	(1,615)	(1,307)

Net cash used in investing activities	(3,182)	(2,126)	(456)

Financing activities
Proceeds from borrowings	51	2,588	637
Principal payments on borrowings	(2,146)	(3,469)	(2,111)
Net short-term borrowing under revolving credit agreement	650	—	—
Issuances of common stock	1,430	446	112
Repurchases of common stock	(1,323)	(1,090)	(278)
Payment of dividends	(333)	—	—
Other, net	(29)	(79)	(46)

Net cash used in financing activities exclusive of management and mortgage programs	(1,700)	(1,604)	(1,686)

Management and mortgage programs:
Proceeds from borrowings	12,506	23,826	12,108
Principal payments on borrowings	(12,127)	(24,620)	(11,629)
Net change in short-term borrowings	44	(702)	(114)
Other, net	(20)	(26)	(8)

	403	(1,522)	357

Net cash used in financing activities	(1,297)	(3,126)	(1,329)

Effect of changes in exchange rates on cash and cash equivalents	13	(3)	44

Cash provided by discontinued operations	519	502	467

Net increase (decrease) in cash and cash equivalents	(279)	661	(1,800)
Cash and cash equivalents, beginning of period	746	85	1,885

Cash and cash equivalents, end of period	$467	$746	$85

Supplemental Disclosure of Cash Flow Information
Interest payments	$851	$719	$629
Income tax payments, net	$164	$(21)	$52

See Notes to Consolidated Financial Statements.

Cendant Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

						Accumulated
			Additional			Other			Total
	Common Stock		Paid-in	Deferred	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Compensation	Earnings	Income (Loss)	Shares	Amount	Equity
Balance at January 1, 2002	1,166	$11	$8,676	$—	$2,412	$(264)	(189)	$(3,767)	$7,068
Comprehensive income:
Net income	—	—	—	—	846	—	—	—
Currency translation adjustment	—	—	—	—	—	66	—	—
Reclassification of foreign currency translation losses realized upon the sale of NCP	—	—	—	—	—	245	—	—
Unrealized losses on cash flow hedges, net of tax of ($5)	—	—	—	—	—	(8)	—	—
Unrealized losses on available-for-sale securities, net of tax of ($12)	—	—	—	—	—	(19)	—	—
Reclassification for realized holding losses on available-for-sale securities, net of tax of $2	—	—	—	—	—	3	—	—
Minimum pension liability adjustment, net of tax of ($23)	—	—	—	—	—	(37)	—	—
Total comprehensive income									1,096
Issuances of CD common stock	6	—	62	—	—	—	—	—	62
Exercise of stock options	8	—	72	—	—	—	2	27	99
Tax benefit from exercise of stock options	—	—	25	—	—	—	—	—	25
Repurchases of CD common stock	—	—	—	—	—	—	(20)	(291)	(291)
Issuance of CD common stock and conversion of stock options for acquisitions	59	1	1,139	—	—	—	—	—	1,140
Issuance of subsidiary stock	—	—	98	—	—	—	—	—	98
Other	—	—	18	—	—	—	—	—	18

Balance at December 31, 2002	1,239	12	10,090	—	3,258	(14)	(207)	(4,031)	9,315
Comprehensive income:
Net income	—	—	—	—	1,172	—	—	—
Currency translation adjustment	—	—	—	—	—	143	—	—
Unrealized gains on cash flow hedges, net of tax of $27	—	—	—	—	—	38	—	—
Unrealized gains on available-for-sale securities, net of tax of $25	—	—	—	—	—	45	—	—
Reclassification for realized holding gains on available-for-sale securities, net of tax of ($1)	—	—	—	—	—	(3)	—	—
Total comprehensive income									1,395
Issuances of CD common stock		—	(4)	—	—	—	1	21	17
Issuance of restricted stock units	—	—	88	(88)	—	—	—	—	—
Exercise of stock options	21	—	75	—	—	—	19	359	434
Tax benefit from exercise of stock options	—	—	106	—	—	—	—	—	106
Repurchases of CD common stock	—	—	—	—	—	—	(65)	(1,099)	(1,099)
Amortization of deferred compensation	—	—		15	—	—	—	—	15
Other	—	1	2	—	—	—	—	—	3

Balance at December 31, 2003	1,260	13	10,357	(73)	4,430	209	(252)	(4,750)	10,186

Cendant Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
(In millions)

						Accumulated
			Additional			Other			Total
	Common Stock		Paid-in	Deferred	Retained	Comprehensive	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Compensation	Earnings	Income (Loss)	Shares	Amount	Equity
Balance at January 1, 2004	1,260	13	10,357	(73)	4,430	209	(252)	(4,750)	10,186
Comprehensive income:
Net income	—	—	—	—	2,082	—	—	—
Currency translation adjustment	—	—	—	—	—	84	—	—
Unrealized gains on cash flow hedges, net of tax of $16	—	—	—	—	—	31	—	—
Reclassification for gains on cash flow hedges, net of tax of ($4)	—	—	—	—	—	(8)	—	—
Unrealized losses on available-for-sale securities, net of tax of ($2)	—	—	—	—	—	(3)	—	—
Reclassification for realized holding gains on available-for-sale securities, net of tax of ($18)	—	—	—	—	—	(27)	—	—
Minimum pension liability adjustment, net of tax of ($6)	—	—	—	—	—	(12)	—	—
Total comprehensive income									2,147
Conversion of zero coupon senior convertible contingent notes	22	—	430	—	—	—	—	—	430
Settlement of forward purchase contracts – Upper DEC securities	38	—	863	—	—	—	—	—	863
Issuance/vesting of restricted stock units	—	—	243	(272)	—	—	2	29	—
Exercise of stock options	13	—	71	—	—	—	25	482	553
Tax benefit from exercise of stock options	—	—	116	—	—	—	—	—	116
Repurchases of CD common stock	—	—	—	—	—	—	(58)	(1,333)	(1,333)
Payment of dividends	—	—	—	—	(333)	—	—	—	(333)
Amortization of deferred compensation	—	—	—	44	—	—	—	—	44
Other	—	—	11	—	—	—	1	11	22

Balance at December 31, 2004	1,333	$13	$12,091	$(301)	$6,179	$274	(282)	$(5,561)	$12,695

See Notes to Consolidated Financial Statements.

Cendant Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except per share amounts)

1.	Basis of Presentation

Cendant Corporation is a global provider of travel and real estate services. The accompanying Consolidated Financial Statements include the accounts and transactions of Cendant Corporation and its subsidiaries (“Cendant”), as well as entities in which Cendant directly or indirectly has a controlling financial interest (collectively, the “Company”). For more detailed information regarding the Company’s consolidation policy, refer to Note 2— Summary of Significant Accounting Policies.

In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

The Company operates in the following business segments:

●
Real Estate Services— franchises the real estate brokerage businesses of four residential and one commercial brands, provides real estate brokerage services, facilitates employee relocations and provides home buyers with title and closing services.

●	Mortgage Services— provided home buyers with mortgage lending services (this business was disposed of in January 2005, see Note 28 — Subsequent Events).

●	Hospitality Services— facilitates the exchange of vacation ownership interests, franchises eight lodging brands and markets vacation rental properties.

●	Timeshare Resorts— develops and sells vacation ownership interests, provides consumer financing to individuals purchasing these interests and manages resort properties.

●	Vehicle Rental— operates and franchises the Company’s car and truck rental brands.

●	Travel Distribution Services— provides global distribution services for the travel industry, corporate and consumer online travel services and travel agency services.

The Company adopted the above segment reporting structure in 2005 as a result of a reevaluation performed subsequent to the (i) completion of an initial public offering (“IPO”) of Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) in June 2004; (ii) the completion of a spin-off of the Company’s mortgage, fleet leasing and appraisal businesses in January 2005 in a tax-free distribution of the common stock of PHH Corporation (“PHH”) to the Company’s shareholders; (iii) the completion of an IPO of Wright Express Corporation (“Wright Express”) in February 2005 and (iv) the formal approval by the Company’s Board of Directors in March 2005 to dispose of its Marketing Services division, which is comprised of the Company’s individual membership and loyalty/insurance marketing businesses.

Discontinued Operations. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the account balances and activities of Wright Express, the Company’s fleet leasing and appraisal businesses, Jackson Hewitt and the Marketing Services division have been segregated and reported as discontinued operations for all periods presented. The Company’s mortgage business cannot be classified as a discontinued operation due to the Company’s participation in a mortgage origination venture that was established with PHH in connection with the spin-off (see Note 28— Subsequent Events for more information concerning the IPO of Wright Express and the spin-off of PHH). Additionally, the results of operations and cash flows for 2002 reflect discontinued operations treatment for National Car Parks (“NCP”), the Company’s former car parking facility business which was sold in May 2002. Summarized financial data for the aforementioned disposed businesses are provided in Note 27— Discontinued Operations.

Management and Mortgage Programs. The Company’s Consolidated Financial Statements present separately the financial data of the Company’s management and mortgage programs. These programs are distinct from the Company’s other activities since the assets are generally funded through the issuance of debt that is collateralized by such assets.

Specifically, in the Company’s vehicle rental, relocation, mortgage services and vacation ownership and rental businesses, assets under management and mortgage programs are funded largely through borrowings under asset-backed funding arrangements and unsecured borrowings at the Company’s PHH subsidiary. Such borrowings are classified as debt under management and mortgage programs. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of the Company’s management and mortgage programs. The Company believes it is appropriate to segregate the financial data of its management and mortgage programs because, ultimately, the source of repayment of such debt is the realization of such assets.

2.	Summary of Significant Accounting Policies

CHANGES IN ACCOUNTING POLICIES DURING 2004

Repatriation of Foreign Earnings. In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP No. 109-2”). The American Jobs Creation Act of 2004 (the “Act”), which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company may apply the provision of the Act to qualifying earnings repatriations through December 31, 2005. FSP No. 109-2 provides accounting and disclosure guidance for the repatriation provision. As permitted by FSP No. 109-2, the Company will not complete its evaluation of the repatriation provisions until a reasonable duration following the publication of clarifying language on key elements of the Act by Congress or the Treasury Department. Accordingly, the Company has not recorded any income tax expense or benefit for amounts that may be repatriated under the Act. The range of unremitted earnings the Company is considering for possible repatriation under the Act is $0 to $555 million, which would result in additional estimated income tax expense of $0 to $42 million. Currently, the Company does not record deferred tax liabilities on unremitted earnings of its foreign subsidiaries, as such subsidiaries reinvest such undistributed earnings indefinitely.

Effect of Contingently Convertible Instruments on Diluted Earnings Per Share. In September 2004, the Emerging Issues Task Force reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” (“EITF 04-8”), which requires that diluted earnings per share include the effect of any contingently convertible debt securities regardless of whether the market price trigger had been satisfied during the period. As required, the Company adopted the provisions of EITF 04-8 as of December 31, 2004 and revised diluted earnings per share for all prior periods presented to include the effect of convertible debt securities that were outstanding during such periods and not ultimately settled in cash. The adoption of EITF 04-8 reduced previously reported diluted earnings per share for the years ended December 31, 2003 and 2002 by $0.02 and $0.01, respectively. See Note 3— Earnings per Share for further information.

Loan Commitments. On March 9, 2004, the United States Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 105— Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 summarizes the views of the SEC staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. The SEC staff believes that in recognizing a loan commitment, entities should not consider expected future cash flows related to the associated servicing of the loan until the servicing asset has been contractually separated from the underlying loan by sale or securitization of the loan with the servicing retained. The provisions of SAB 105 are applicable to all loan commitments accounted for as derivatives and entered into subsequent to March 31, 2004. The adoption of SAB 105 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows, as the Company’s preexisting accounting treatment for such loan commitments was consistent with the provisions of SAB 105.

CHANGES IN ACCOUNTING POLICIES DURING 2003

Consolidation Policy. On January 17, 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Such Interpretation addresses the consolidation of variable interest entities (“VIEs”), including special purpose entities (“SPEs”), that are not controlled through voting interests or in which the equity investors do not bear the residual economic risks and rewards. The provisions of FIN 46 were effective immediately for transactions entered into by the Company subsequent to January 31, 2003 and became effective for all other transactions as of July 1, 2003. However, in October 2003, the FASB permitted companies to defer the July 1, 2003 effective date to December 31, 2003, in whole or in part. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R”), which clarified certain complexities of FIN 46. The Company adopted FIN 46R in its entirety as of December 31, 2003 even though adoption for non-SPEs was not required until March 31, 2004.

In connection with the implementation of FIN 46, the Company consolidated Bishop’s Gate Residential Mortgage Trust (“Bishop’s Gate”) effective July 1, 2003 through the application of the prospective transition method. Additionally, the Company deconsolidated Cendant Rental Car Funding (AESOP) LLC (“Cendant Rental Car Funding”) in connection with its adoption of FIN 46R on December 31, 2003. The consolidation of Bishop’s Gate did not result in the recognition of a cumulative effect of accounting change, nor did the deconsolidation of Cendant Rental Car Funding. See Note 15— Debt Under Management and Mortgage Programs and Borrowing Arrangements for more complete information regarding Bishop’s Gate and Cendant Rental Car Funding.

Additionally, the Company consolidated TRL Group, Inc. (“TRL Group”) (formerly known as Trilegiant Corporation) effective July 1, 2003 through the application of the prospective transition method. The consolidation of TRL Group resulted in a non-cash charge of $293 million (both before and after tax) recorded on July 1, 2003 to reflect the cumulative effect of the accounting change. This non-cash charge represented the negative equity of TRL Group and is comprised of assets and liabilities of $205 million and $498 million, respectively. Since TRL Group is a component of the Company’s individual membership business, the results of operations of TRL Group from July 1, 2003 and forward are reflected within discontinued operations. See Note 26— TRL Group, Inc. for more information regarding TRL Group.

New Policy. In connection with FIN 46R, when evaluating an entity for consolidation, the Company first determines whether an entity is within the scope of FIN 46R and if it is deemed to be a VIE. If the entity is considered to be a VIE, the Company determines whether it would be considered the entity’s primary beneficiary. The Company consolidates those VIEs for which it has determined that it is the primary beneficiary. Generally, the Company will consolidate an entity not deemed either a VIE or qualifying special purpose entity (“QSPE”) upon a determination that its ownership, direct or indirect, exceeds fifty percent of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are classified as available-for-sale securities or accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

Previous Policy. Prior to the adoption of FIN 46 and FIN 46R, the Company did not consolidate SPE and SPE-type entities unless the Company retained both control of the assets transferred and the risks and rewards of those assets. Additionally, non-SPE-type entities were only consolidated if the Company’s ownership exceeded fifty percent of the outstanding voting shares of an entity and/or if the Company had the ability to control the financial or operating policies of an entity through its voting rights, board representation or other similar rights.

Derivative Instruments and Hedging Activities. On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Such standard amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The impact of adopting this standard was not material to the Company’s results of operations or financial position.

Stock-Based Compensation. Prior to January 1, 2003, the Company measured its stock-based compensation using the intrinsic value approach under Accounting Principles Board (“APB”) Opinion No. 25, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, the Company did not recognize compensation expense upon the issuance of stock options to employees because the option terms were fixed and the exercise price equaled the market price of the underlying common stock on the date of grant. The Company complied with the provisions of SFAS No. 123 by providing pro forma disclosures of net income and related per share data giving consideration to the fair value method provisions of SFAS No. 123.

On January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123, which is considered by the FASB to be the preferable accounting method for stock-based employee compensation. The Company also adopted SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure,” in its entirety on January 1, 2003, which amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting provisions. As a result, the Company now expenses all employee stock awards over their vesting periods based upon the fair value of the award on the date of grant. As the Company elected to use the prospective transition method, the Company’s Consolidated Statements of Income for 2004 and 2003 reflect stock-based compensation expense only for employee stock awards that were granted or modified subsequent to December 31, 2002.

The following table illustrates the effect on net income and the related per share amounts as if the Company had applied the fair value based method to all outstanding employee stock awards for all periods presented:

	Year Ended December 31,
	2004	2003	2002
Reported net income	$2,082	$1,172	$846
Add back: Stock-based employee compensation expense included in reported net income, net of tax (a)	29	10	2
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax (b)	(31)	(50)	(297)

Pro forma net income	$2,080	$1,132	$551

Earnings per share:
Reported
Basic	$2.02	$1.15	$0.83
Diluted	1.96	1.11	0.80
Pro forma
Basic	$2.02	$1.11	$0.54
Diluted	1.96	1.07	0.52

(a)	For a detailed account of compensation expense recorded within the Consolidated Statements of Income for stock awards granted subsequent to December 31, 2002, see Note 19— Stock-Based Compensation.

(b)
The 2002 amounts reflect the August 27, 2002 acceleration of the vesting schedules for certain options previously granted (see Note 19— Stock-Based Compensation for a more detailed account). Pro forma compensation expense reflected for grants awarded prior to January 1, 2003 is not indicative of future compensation expense that would be recorded by the Company, as future expense will vary based upon factors such as the type of award granted by the Company and the then-current fair market value of such award.

Early Extinguishment of Debt. On January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Such standard requires any gain or loss on the early extinguishment of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gain or loss be classified as an extraordinary item in determining net income. Accordingly, on January 1, 2003, the Company reclassified $42 million of 2002 pre-tax net losses on the early extinguishments of debt to continuing operations as a component of net non-program related interest expense.

Costs Associated with Exit or Disposal Activities. On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Such standard nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, a liability related to an exit or disposal activity (including restructurings) initiated after December 31, 2002 is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the date of commitment to an exit or disposal plan. The impact of adopting this standard was not material to the Company’s results of operations or financial position.

Guarantees. On January 1, 2003, the Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” in its entirety. Such Interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees issued or modified after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee. The impact of adopting this Interpretation was not material to the Company’s results of operations or financial position.

REVENUE RECOGNITION

Real Estate Services

Real Estate Franchise. The Company franchises its real estate brokerage franchise systems to the owners of independent real estate brokerage businesses. The Company provides operational and administrative services to franchisees, which are designed to increase franchisee revenue and profitability. Such services include advertising and promotions, referrals, training and volume purchasing discounts. Franchise revenue principally consists of royalty and marketing fees from the

Company’s franchisees. The royalty received is primarily based on a percentage of the franchisee’s commissions and/or gross revenue. Royalty and marketing fees are accrued as the underlying franchisee revenue is earned (upon close of the home sale transaction). Annual rebates given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in direct proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are paid by new franchisees and are recognized by the Company as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business).

Real Estate Brokerage. As an owner-operator of real estate brokerages, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue on a gross basis upon the closing of a real estate transaction (i.e., purchase or sale of a home). The commissions that the Company pays to real estate agents, which approximated $3.5 billion, $2.9 billion and $2.0 billion during 2004, 2003 and 2002, respectively, are recorded as a component of operating expenses on the Consolidated Statements of Income.

Relocation. The Company provides relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the corporate client), expense processing, arranging household goods moving services and other related services. The Company earns revenues from fees charged to corporate and government clients for the performance of these services and recognizes such revenue as services are provided. Additionally, the Company earns interest income on the funds it advances to the transferring employee, which is recorded ratably as earned up until the point of repayment by the client.

Based on client agreements, the Company negotiates for the ultimate sale of the transferring employee’s home. The gain or loss on sale is generally borne by the corporate client. However, in limited circumstances, the Company will assume the risk of loss on the sale of the transferring employee’s home. The fees earned in these transactions are recorded on a gross basis with associated costs recorded within expenses. These fees are recognized as services are provided. The Company also earns revenue from referral services provided to real estate brokers and other third-party service providers. The Company recognizes the referral fees from real estate brokers at the time its obligations are complete. For services where the Company pays a third-party provider on behalf of its clients, the Company earns a referral fee or commission, which is recognized at the time of completion of services.

Settlement Services. The Company provides title and closing services, which include title search procedures for title insurance policies, home sale escrow and other closing service. Title agency revenues are recorded at the time a home sale transaction or refinancing closes.

Mortgage Services

Mortgage services include the origination (funding either a purchase or refinancing), sale and servicing of residential mortgage loans. Mortgage loans are originated through a variety of marketing techniques, including relationships with corporations, affinity groups, financial institutions and real estate brokerage firms. The Company may also purchase mortgage loans originated by third parties. Upon the closing of a residential mortgage loan originated or purchased by the Company, the mortgage loan is typically warehoused for a period up to 60 days and then sold into the secondary market (which is customary in the mortgage industry). Mortgage loans held for sale represent those mortgage loans originated or purchased by the Company and pending sale to permanent investors. The Company primarily sells its mortgage loans to government-sponsored entities. Upon sale, the servicing rights and obligations of the underlying mortgage loans are generally retained by the Company. A mortgage servicing right (“MSR”) is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities, which consist of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering the Company’s mortgage loan servicing portfolio.

Loan origination and commitment fees paid by the borrower in connection with the origination of mortgage loans and certain direct loan origination costs are deferred until such loans are sold to investors. Mortgage loans pending sale are recorded on the Company’s Consolidated Balance Sheets at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the allocated carrying value of the related mortgage loans sold. The capitalization of the MSRs also occurs upon sale of the underlying mortgages into the secondary market. Upon initial recording of the MSR asset, the total cost of loans originated or acquired is allocated between the MSR asset and the mortgage loan without the servicing rights based on relative fair values. Servicing revenues comprise several components, including recurring servicing fees, ancillary income and the amortization of the MSR asset. Recurring servicing fees are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Costs associated with loan servicing are charged to expense as incurred. The MSR asset is amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is recorded as a reduction of net servicing revenue in the Consolidated Statements of Income.

The MSR asset is routinely evaluated for impairment, but at least on a quarterly basis. For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of product type and interest rates of the underlying mortgage loans. The Company measures impairment for each stratum by comparing estimated fair value to the carrying amount. Fair value is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), the Company’s historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. The Company uses a third party model to forecast prepayment rates used in the development of its expected future cash flows. The prepayment forecast is based on historical observations of prepayment behavior in similar periods comparing current mortgage interest rates to the mortgage interest rates in the Company’s servicing portfolio and incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity. Temporary impairment is recorded through a valuation allowance in the period of occurrence as a reduction of net revenue in the Consolidated Statements of Income. The Company periodically evaluates its MSR asset to determine if the carrying value before the application of the valuation allowance is recoverable. When the Company determines that a portion of the asset is not recoverable, the asset and the previously designated valuation allowance are reduced to reflect the write-down.

Hospitality Services

Lodging Franchise. The Company franchises its eight lodging franchise systems to independent hotel owners. The Company provides operational and administrative services to franchisees, which include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs, referrals, training and volume purchasing discounts. Franchise revenue principally consists of royalties, as well as marketing and reservation fees, which are primarily based on a percentage of the franchisee’s gross room revenue. Royalty, marketing and reservation fees are accrued as the underlying franchisee revenue is earned. Franchise revenue also includes initial franchise fees, which are recognized as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business).

Timeshare Exchange. As a provider of timeshare vacation exchange services, the Company enters into affiliation agreements with resort property owners/developers to allow owners of timeshare interests to trade their interests with other subscribers. Timeshare exchange revenue principally consists of exchange fees and subscription revenue. Exchange fees are recognized as revenue when the exchange request has been confirmed to the subscribing members. Subscription revenue represents the fees from subscribing members. The Company records subscription revenue as deferred income on its Consolidated Balance Sheets and recognizes it on a straight-line basis over the subscription period during which delivery of publications and other services are provided to the subscribing members. Marketing and advertising costs are generally expensed as incurred; commissions paid on subscriptions are deferred and amortized over the life of the subscription.

Vacation Rental. The Company earns commissions from the rental of holiday accommodations to consumers on behalf of third party property owners. Commission revenue is generally recognized in the period that the rental reservation is made, net of expected cancellations. The Company also earns rental fees in connection with properties it owns or leases under capital leases. Rental revenue is recognized when the Company substantially fulfills its obligations under the related rental agreements.

Timeshare Resorts

The Company sells and markets vacation ownership interests and provides consumer financing to individuals purchasing vacation ownership interests. Vacation ownership interests sold by the Company consist of either undivided fee simple interests or point-based vacation credits. The Company recognizes sales of vacation ownership interests on a full accrual basis for fully constructed inventory after a binding sales contract has been executed, a 10% minimum down payment has been received, the statutory rescission period has expired and receivables are deemed collectible. During periods of construction, subsequent to the preliminary construction phase and upon assurance that the property will not revert to a rental property, the Company recognizes revenues using the percentage-of-completion method of accounting. For percentage-of-completion accounting, the preliminary stage is deemed to be complete when the engineering and design work is complete, the construction contracts have been executed, the site has been cleared, prepared and excavated and the building foundation is complete. The completion percentage is determined by the proportion of real estate inventory and certain sales and marketing costs incurred to total estimated costs. These estimated costs are based upon historical experience and the related contractual terms. The remaining revenue and related costs of sales, including commissions and direct expenses, are deferred and recognized as the remaining costs are incurred. Until a contract for sale qualifies for revenue recognition, all payments received are accounted for as deposits. Commissions and other direct costs related to the sale are deferred until the sale is recorded. If a contract is cancelled before qualifying as a sale, non-recoverable expenses and deposits forfeited are charged and credited to the current period, respectively.

Vehicle Rental

The Company operates and franchises the Avis and Budget rental systems, providing vehicle rentals to business and leisure travelers. Revenue from vehicle rentals is recognized over the period the vehicle is rented. Franchise revenue principally consists of royalties, as well as marketing fees, received from the Company’s franchisees in conjunction with vehicle rental transactions. Royalty and marketing fees are accrued as the underlying franchisee revenue is earned (generally over the rental period of a vehicle).

Vehicles are stated at cost, net of accumulated depreciation. The initial cost of the vehicles is net of incentives and allowances from vehicle manufacturers.

The Company acquires the majority of its rental vehicles pursuant to repurchase programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase vehicles at a specified price and date, subject to certain eligibility criteria (such as car condition and mileage requirements). These contractual guaranteed residual values are intended to equal the net book value of the vehicles on the date of return to the manufacturers, thereby minimizing any gain or loss on the sale of the vehicles. The Company records depreciation expense for any expected deficiency in the contracted guaranteed residual values due to excessive wear or damages. At December 31, 2004, the Company estimates that the difference between the contracted guaranteed residual value and the actual amount to be received from the manufacturers is $61 million. Such amount will be depreciated in a manner consistent with the depreciation charges to be taken over the anticipated remaining holding period.

Rental vehicles are depreciated on a straight-line basis giving consideration to the contractual guaranteed residual values and the number of months between the original purchased date of the vehicle and the expected sale date of the vehicle back to the manufacturers. For 2004, 2003 and 2002, rental vehicles were depreciated at rates ranging from 7% to 26% per annum with the objective of minimizing any gain or loss on the sale of the vehicles. Upon disposal of the vehicles, depreciation expense is adjusted for any difference between the net proceeds from the sale and the remaining book value. As market conditions change, the Company adjusts its depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions.

Travel Distribution Services

The Company provides global distribution and computer reservation services, offers retail consumer and corporate travel agency services through its online travel agencies and provides travel marketing information to airline, car rental and hotel clients. The Company provides scheduling and ticketing services and fare and other information to travel agencies, Internet travel sites, corporations and individuals to assist them with the placement of airline, car rental and hotel reservations. Such services are provided through the use of a computerized reservation system. The Company also provides airline, car rental, hotel and other travel reservation and fulfillment services to members of its timeshare exchange programs and members of certain Trilegiant programs. Further, the Company provides hotels, car rental businesses and tour/leisure travel operators, including Internet travel companies, with access to reservation systems and processing. Revenues generated from fees charged to airline, car rental, hotel and other travel suppliers for bookings made through the Company’s computerized reservation system are recognized at the time the reservation is made for air bookings, at the time of pick-up for car bookings and at the time of check-out for hotel bookings. Revenues generated from leased equipment charges to system subscribers are recognized over the term of the contract at contracted rates. Revenues generated from the Company’s online travel agencies are recorded when the reservation is made and secured with a credit card, net of estimated future cancellations for air revenues, and when travel is completed for non-air bookings (either on receipt of commissions or on notification of entitlement).

ADVERTISING EXPENSES

Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within marketing and reservation expenses on the Company’s Consolidated Statements of Income, were approximately $1.2 billion, $1.1 billion and $853 million in 2004, 2003 and 2002, respectively.

INCOME TAXES

The Company’s provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded concurrently as reductions to the Company’s provision for income taxes while increases to the valuation allowance result in additional provision. However, if the valuation allowance is adjusted in connection with an acquisition, such adjustment is recorded concurrently through goodwill rather than the provision for income taxes. The realization of the Company’s deferred tax assets, net of the valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company’s estimate of future taxable income may require an addition or reduction to the valuation allowance.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

The Company is required to set aside cash primarily in relation to agreements entered into by its mortgage and car rental businesses. Restricted cash amounts classified as current assets primarily relate to (i) fees collected and held for pending mortgage closings, (ii) accounts held for the capital fund requirements of and potential claims related to mortgage reinsurance agreements and (iii) insurance claim payments related to the car rental business.

DERIVATIVE INSTRUMENTS

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in foreign currency exchange rates and interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

All derivatives are recorded at fair value either as assets or liabilities. Changes in fair value of derivatives not designated as hedging instruments and of derivatives designated as fair value hedging instruments are recognized currently in earnings and included either as a component of net revenues or net non-program related interest expense, based upon the nature of the hedged item, in the Consolidated Statements of Income. Changes in fair value of the hedged item in a fair value hedge are recorded as an adjustment to the carrying amount of the hedged item and recognized currently in earnings as a component of net revenues or net non-program interest expense, based upon the nature of the hedged item, in the Consolidated Statements of Income. The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is reported currently in earnings as a component of net revenues or net non-program related interest expense, based upon the nature of the hedged item. Amounts included in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects earnings.

The Company is also party to certain contracts containing embedded derivatives. As required by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” certain embedded derivatives have been bifurcated from their host contracts and are recorded at fair value in the Consolidated Balance Sheets. The total fair value of the Company’s embedded derivatives and changes in fair value during 2004, 2003 and 2002 were not material to the Company’s results of operations or financial position.

INVESTMENTS

Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company’s non-marketable preferred stock investments are classified as available-for-sale debt securities or accounted for at cost, as appropriate. All other non-marketable securities are carried at cost. Common stock investments in affiliates over which the Company has the ability to exercise significant influence but not a controlling interest are carried on the equity method of accounting. Available-for-sale securities are carried at current fair value with unrealized gains or losses reported net of taxes as a separate component of stockholders’ equity. Trading securities are recorded at fair value with realized and unrealized gains and losses reported currently in earnings.

All of the Company’s short-term investments are included in other current assets on the Company’s Consolidated Balance Sheets and all long-term investments are included in other non-current assets (with the exception of retained interests in securitizations, which are included in assets under management and mortgage programs). All realized gains and losses and preferred dividend income are recorded within other revenues in the Consolidated Statements of Income. Gains and losses on securities sold are based on the specific identification method. Declines in market value that are judged to be “other than temporary” are recorded as a component of impairment of investments in the Consolidated Statements of Income.

The following table summarizes the Company’s investment portfolio:

	As of December 31,
	2004	2003
Retained Interests from Securitizations:
Trading— retained interest in securitized timeshare receivables	$40	$81
Available for sale— mortgage backed securities	47	102

Homestore	22	81
Other	6	6

	$115	$270

Retained Interests from Securitizations. The retained interests from the Company’s securitizations of residential mortgage loans, with the exception of mortgage servicing rights (the accounting for which is described above under “Revenue Recognition— Mortgage Services”), are classified as available-for-sale mortgage-backed securities and recorded as a component of other assets under management and mortgage programs within the Company’s Consolidated Balance Sheets. The retained interests from the Company’s securitizations of timeshare receivables are classified as trading securities and recorded within timeshare-related assets under management and mortgage programs on the Company’s Consolidated Balance Sheets. Gains or losses relating to the assets securitized are allocated between such assets and the retained interests based on their relative fair values on the date of sale. The Company estimates fair value of retained interests based upon the present value of expected future cash flows, which is subject to the prepayment risks, expected credit losses and interest rate risks of the sold financial assets. See Note 16— Securitizations for more information regarding these retained interests.

Homestore, Inc. The Company’s investment in Homestore was received in exchange for the February 2001 sale of its former move.com and ancillary businesses. This investment was initially accounted for under the equity method of accounting based upon the Company’s ability to influence Homestore. As a result of an other-than-temporary impairment of its investment in Homestore, and its proportionate share of Homestore’s losses, the Company’s investment in Homestore was recorded at zero at December 31, 2002 and 2001.

The Company’s ability to influence Homestore was predicated upon its ownership percentage of Homestore common stock, previous representation by Company management on the board of directors of Homestore and the existence of contractual agreements that were entered into as part of the sale of the Company’s former Internet real estate portal, move.com. With respect to the Company’s ability to influence Homestore due to the existence of the contractual agreements, the Company’s initial relationship originated on June 30, 1998 when it and RealSelect, the predecessor to Homestore, entered into a four year listing license agreement, whereby the Company, among other things, licensed to RealSelect the exclusive rights to display the listings of the CENTURY 21, ERA and Coldwell Banker brands on the realtor.com website. The exclusive listing license was extended an additional 40 years as part of the October 26, 2000 Master Operating Agreement entered into between the Company and Homestore. The Company has never had a direct or indirect controlling financial interest in Homestore.

The Company’s representative on Homestore’s board of directors resigned his seat and, in August 2003, the Company modified and/or terminated many of the contractual agreements it maintained with Homestore. Specifically, Homestore no longer has the exclusive rights to display the listings of the company’s CENTURY 21, ERA and Coldwell Banker brands on its realtor.com website. The Company’s ownership interest on the date that these contractual agreements were modified and/or terminated was approximately 15.2%. Due to the above-mentioned changes, in 2003, the Company changed the method by which it accounts for this investment from the equity method to an available-for-sale marketable security since it no longer had the ability to influence Homestore. The carrying value of the investment on the date of this change was zero due to the impairment previously discussed. During 2004 and 2003, the Company recorded unrealized losses of $19 million and unrealized gains of $81 million, respectively, in connection with changes in the stock price of Homestore, which is recorded within other comprehensive income on the Company’s Consolidated Balance Sheet at December 31, 2004 and December 31, 2003. The Company sold 9.8 million shares of Homestore during 2004 and recognized gains of $40 million within net revenues on its Consolidated Statement of Income. During 2003, the Company sold one million shares of Homestore and recognized gains of $4 million within net revenues on its Consolidated Statement of Income.

As of December 31, 2004, the Company owned approximately 7.3 million shares of Homestore stock, which approximated a 5% ownership interest.

PROPERTY AND EQUIPMENT

Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of non-program related depreciation and amortization on the Consolidated Statements of Income, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of non-program related depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Useful lives are generally 30 years for buildings, from 3 to 20 years for leasehold improvements, from 3 to 8 years for capitalized software and from 3 to 7 years for furniture, fixtures and equipment.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

In connection with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company is required to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair values. The Company’s Real Estate Services segment has four reporting units, while the Company’s Hospitality Services segment has three reporting units and its Vehicle Rental, Timeshare Resorts, Mortgage Services and Travel Distribution Services segments have only one reporting unit each. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by SFAS No. 142.

The Company performed its initial goodwill impairment assessment on January 1, 2002 in connection with the adoption of SFAS No. 142 and determined that the carrying amounts of its reporting units did not exceed their respective fair values. Accordingly, the initial implementation of this standard on January 1, 2002 did not impact the Company’s results of operations during 2002. Subsequent to the initial assessment, the Company performed its review annually, or more frequently if circumstances indicated impairment may have occurred, and during 2004, 2003 and 2002, determined that no such impairment had occurred.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

As required by SFAS No. 144, if circumstances indicate an impairment may have occurred, the Company evaluates the recoverability of its long-lived assets including amortizing intangible assets, by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business.

PROGRAM CASH

Program cash primarily relates to amounts specifically designated to purchase assets under management and mortgage programs and/or to repay the related debt. Program cash also includes amounts set aside for the collateralization requirements of outstanding debt for the Company’s timeshare businesses.

SELF-INSURANCE RESERVES

The Consolidated Balance Sheets include approximately $411 million and $380 million of liabilities with respect to self-insured public liability and property damage as of December 31, 2004 and 2003, respectively. The current portion of such amounts is included within accounts payable and other current liabilities and the non-current portion is included in other non-current liabilities. The Company estimates the required liability of such claims on an undiscounted basis utilizing an actuarial method that is based upon various assumptions which include, but are not limited to, the Company’s historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon the changes in claims experience, including changes in the number of incidents (frequency) and change in the ultimate cost per incident (severity).

In addition, at December 31, 2004 and 2003, the Consolidated Balance Sheets include liabilities of approximately $195 million and $185 million, respectively, relating to health and welfare, workers’ compensation and other benefits the Company provides to its employees. The Company estimates the liability required for such benefits based on actual claims outstanding and the estimated cost of claims incurred as of the balance sheet date. These amounts are included within accounts payable and other current liabilities on the Company’s Consolidated Balance Sheets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Exchanges of Nonmonetary Assets. In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and requires that such exchanges be measured at fair value, with limited exceptions. SFAS No. 153 amends APB Opinion No. 29 by eliminating the exception that required nonmonetary exchanges of similar productive assets be recorded on a carryover basis. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will adopt the provisions of SFAS No. 153, as required.

Timeshare Transactions. In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions,” in connection with the previous issuance of the American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). Based on the guidance provided by SOP 04-2, SFAS No. 152 amends SFAS No. 66, “Accounting for Sales of Real Estate,” and SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” SOP 04-2, which was also issued in December 2004, is effective for fiscal years beginning after June 15, 2005 and modifies several current accounting practices. SOP 04-2 impacts the revenue recognition of certain sales transactions by clarifying down payment requirements for these types of transactions in addition to reclassifying net rental proceeds associated with developer owned inventory, as a reduction of cost of sales. SOP 04-2 also clarifies how incentives offered to buyers of timeshare credits should be considered when determining when revenue is recognizable, as well as the expenses that can be considered in a company’s deferred revenue calculation. Additionally, SOP 04-2 requires that bad debt expense be recognized as a reduction to revenue, rather than as an operating expense, which is the Company’s current practice. The Company expects to adopt the provisions of SOP 04-2 effective January 1, 2006 as a cumulative effect of a change in accounting principle and is currently assessing the impact of such adoption. While the Company anticipates a negative adjustment to earnings, it is evaluating actions that will mitigate such impact. There is no expected impact to cash flow from the adoption.

Stock-Based Compensation. In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment,” which eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by APB No. 25 and by SFAS No. 123. The Company is required to adopt the provisions of SFAS No. 123R on July 1, 2005. As previously discussed, on January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123 and the transitional provisions of SFAS No. 148. As a result, the Company has been recording stock-based compensation expense since January 1, 2003 for employee stock awards that were granted or modified subsequent to December 31, 2002. The Company’s current practice with respect to forfeitures is to recognize the related benefit upon forfeiture of the award. Upon adoption of SFAS No. 123R, the Company will be required to recognize compensation expense net of estimated forfeitures upon the issuance of the award. The Company expects to record a cumulative effect of accounting change to reflect this change in methodology. Although the Company has not yet completed its assessment of adopting SFAS No. 123R, it does not believe that such adoption will significantly affect its earnings, financial position or cash flows.

3.	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (“EPS”):

	Year Ended December 31,
	2004	2003	2002
Income from continuing operations	$1,365	$1,164	$706
Convertible debt interest, net of tax	—	7	8

Income from continuing operations for diluted EPS	$1,365	$1,171	$714

Basic weighted average shares outstanding	1,031	1,017	1,019
Stock options, warrants and non-vested shares	31	23	22
Convertible debt
Zero coupon senior convertible contingent notes (*)	2	22	22
Other	—	—	2

Diluted weighted average shares outstanding	1,064	1,062	1,065

Earnings per share:
Basic
Income from continuing operations	$1.32	$1.14	$0.69
Income from discontinued operations	0.51	0.30	0.39
Gain (loss) on disposal of discontinued operations	0.19	—	(0.25)
Cumulative effect of accounting changes	—	(0.29)	—

Net income	$2.02	$1.15	$0.83

Diluted
Income from continuing operations	$1.28	$1.10	$0.67
Income from discontinued operations	0.49	0.28	0.37
Gain (loss) on disposal of discontinued operations	0.19	—	(0.24)
Cumulative effect of accounting changes	—	(0.27)	—

Net income	$1.96	$1.11	$0.80

(*)
Reflects the dilutive impact of the Company’s zero coupon senior convertible contingent notes prior to conversion on February 13, 2004 into shares of Cendant common stock, the impact of which is reflected within basic weighted average shares outstanding from the conversion date forward (20 million shares in 2004).

The following table summarizes the Company’s outstanding common stock equivalents that were antidilutive and therefore excluded from the computation of diluted EPS:

	Year Ended December 31,
	2004	2003	2002
Options (a)	23	113	128
Warrants (b)	—	2	2
Upper DECS (c)	24	40	40

(a)
The decrease in antidilutive options as of December 31, 2004 principally reflects an increase in the average stock price for 2004 ($22.89) compared with 2003 ($16.59) and a reduction in the total number of options outstanding. The weighted average exercise price for antidilutive options at December 31, 2004, 2003 and 2002 was $29.76, $21.65, and $21.44, respectively.

(b)	The weighted average exercise price for antidilutive warrants at December 31, 2003 and 2002 was $21.31.

(c)
Represents the shares that were issuable under the forward purchase contract component of the Company’s Upper DECS securities prior to the settlement of such securities on August 17, 2004, at which time the Company issued 38 million shares of Cendant common stock. The impact of this share issuance is included in basic EPS from the settlement date forward (14 million shares in 2004, due to a partial year impact). However, diluted EPS does not reflect any shares that were issuable prior to August 17, 2004, as the Upper DECS were antidilutive during such period (since the appreciation price of $28.42 was greater than the average price of Cendant common stock).

The Company’s computation of diluted EPS for 2004, 2003 and 2002 also does not reflect the effect of its formerly outstanding 3 7/8% convertible senior debentures, which were redeemed in cash during 2004. These securities could have been converted into approximately 33 million and 50 million shares of Cendant common stock as of December 31, 2003 and 2002, respectively; however, the contingency provisions were not satisfied during such periods. The Company’s computation of diluted EPS for 2002 also does not reflect the effect of its then outstanding zero coupon convertible debentures, which were redeemed in cash principally during 2003, and could have been converted into approximately 105 million shares of Cendant common stock as of December 31, 2002.

4.	Acquisitions

Assets acquired and liabilities assumed in business combinations were recorded on the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated Statements of Income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives final information, including appraisals and other analyses. Revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations. The Company is also in the process of integrating the operations of all its acquired businesses and expects to incur costs relating to such integrations. These costs may result from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities. These costs will be recorded on the Company’s Consolidated Balance Sheets as adjustments to the purchase price or on the Company’s Consolidated Statements of Income as expenses, as appropriate.

PENDING 2005 ACQUISITIONS

Gullivers Travel Associates. On December 16, 2004, the Company announced that it had agreed to acquire Donvand Limited, which operates under the name Gullivers Travel Associates and Octopus Travel Group Limited (collectively, “Gullivers”) for approximately $1.1 billion in cash, net of estimated cash acquired. Gullivers is a wholesaler of hotel rooms, destination services, travel packages and group tours and a global online provider of lodging and destination services, selling directly to consumers as well as through third party affiliates and airlines. The completion of the transaction is subject to certain conditions, including regulatory approval. The Company expects to complete the acquisition in April 2005.

ebookers plc. On December 2, 2004, the Company announced that it had agreed to acquire ebookers plc (“ebookers”) for approximately $295 million, net of estimated cash acquired. As part of this acquisition, the Company also expects to assume approximately $35 million of debt. ebookers is an online travel agency with Web sites servicing 13 European countries, offering a wide range of discount and standard price travel products including airfares, hotels, car rental, cruises and travel insurance. The completion of the transaction is subject to certain conditions, including approval by ebookers’ shareholders and regulatory approval. The Company expects to complete the acquisition in first quarter 2005.

CONSUMMATED 2004 ACQUISITIONS

Orbitz, Inc. On November 12, 2004, the Company acquired Orbitz, Inc. (“Orbitz”), an online travel company. Management believes that the addition of Orbitz to the Company’s portfolio of travel distribution businesses places the Company in a leading competitive position in the domestic online travel distribution business.

The preliminary allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$1,226
Fair value of converted options	2
Transaction costs and expenses	35

Total purchase price	1,263
Less: Historical value of assets acquired in excess of liabilities assumed	204
Less: Fair value adjustments	331

Excess purchase price over fair value of assets acquired and liabilities assumed	$728

The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to identifiable intangible assets (a)	$201
Deferred tax assets for book-tax basis differences	465
Costs associated with exiting activities (b)	(15)
Fair value adjustments to:
Assets acquired	(5)
Liabilities assumed (c)	(315)

Total fair value adjustments	$331

(a)
Represents (i) $162 million of indefinite-lived trademarks associated with the Company’s exclusive right to use the Orbitz name, (ii) $23 million of customer relationships with a weighted average life of 7 years and (iii) $16 million of software-based intangible assets with a weighted average life of 10 years.

(b)
As part of the acquisition, the Company’s management formally committed to various strategic initiatives primarily aimed at creating synergies between the cost structures of the Company and Orbitz, which will be achieved through the involuntarily termination of certain Orbitz employees. The Company formally communicated the termination of employment to approximately 40 employees, representing a wide range of employee groups, and as of December 31, 2004, the Company had terminated approximately 30 of these employees. As a result of these actions, the Company initially established a liability of $15 million related to personnel related costs. As of December 31, 2004, cash payments of $8 million had been made to reduce such liability. The Company anticipates the remainder of the personnel related costs will be paid during 2005.

(c)
Primarily represents (i) amounts due to former Orbitz owners related to a pre-existing tax sharing agreement for which the Company has determined payment is probable as a result of its expected utilization of Orbitz tax benefits (Orbitz had not established a liability for this tax sharing agreement as it did not expect to be able to utilize the associated benefits within the statutory periods) and (ii) costs associated with certain Orbitz contracts containing unfavorable terms.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed in connection with the Company’s acquisition of Orbitz:

Amount
Cash	$160
Other current assets	72
Property and equipment	19
Intangible assets	201
Goodwill	728
Other non-current assets	523

Total assets acquired	1,703

Total current liabilities	104
Total non-current liabilities	336

Total liabilities assumed	440

Net assets acquired	$1,263

The goodwill, all of which is expected to be deductible for tax purposes, was assigned to the Company’s Travel Distribution Services segment.

As previously discussed, the preliminary allocation of the purchase price is subject to revision upon receipt of final analyses and information. The Company continues to gather information and work with its third party experts concerning the valuation of its assets acquired and liabilities assumed (including its identified intangible assets and their associated lives).

Sotheby’s International Realty. On February 17, 2004, the Company acquired the domestic residential real estate brokerage operations of Sotheby’s International Realty and obtained the rights to create a Sotheby’s International Realty franchise system pursuant to an agreement to license the Sotheby’s International Realty brand in exchange for a license fee to Sotheby’s Holdings, Inc., the former parent of Sotheby’s International Realty. Such license agreement has a 50-year initial term and a 50-year renewal option. The total cash purchase price for these transactions was approximately $100 million. These transactions resulted in goodwill (based on the preliminary allocation of the purchase price) of $51 million, all of which is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s Real Estate Services segment. Management believes that this acquisition enhances the Company’s role in the market place as a premier real estate brokerage firm and increases exposure to high net worth families throughout the United States.

Flairview Travel. On April 2, 2004, the Company acquired Flairview Travel (“Flairview”), a leading online hotel distributor that specializes in the distribution of international hotel content throughout Europe and the Asia Pacific region, for approximately $88 million, including $38 million of contingent consideration payable in first quarter 2005 and net of cash acquired of $26 million. This acquisition resulted in goodwill (based on the preliminary allocation of the purchase price) of $87 million, none of which is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s Travel Distribution Services segment. Management believes that this acquisition enhances the Company’s growing global travel portfolio and accelerates the planned international expansion of its online travel offerings.

Landal GreenParks. On May 5, 2004, the Company acquired Landal GreenParks (“Landal”), a Dutch vacation rental company that specializes in the rental of privately owned vacation homes located in European holiday parks, for approximately $81 million in cash, net of cash acquired of $22 million. As part of this acquisition, the Company also assumed approximately $78 million of debt. This acquisition resulted in goodwill of $45 million (based on the preliminary allocation of the purchase price as of December 31, 2004), of which approximately $10 million is expected to be deductible for tax purposes. Management believes that this acquisition offers the Company both increased access to the important Dutch and German consumer markets as well as rental properties in high demand locations.

Other. During 2004, the Company also acquired 21 other real estate brokerage operations through its wholly-owned subsidiary, NRT Incorporated (“NRT”), for approximately $115 million in cash. The acquisition of real estate brokerages by NRT is a core part of its growth strategy. In addition, the Company acquired 35 other individually non-significant businesses, primarily car rental licensees, during 2004 for aggregate consideration of approximately $179 million in cash.

The goodwill resulting from the preliminary allocations of the purchase prices of these acquisitions aggregated $185 million and was allocated as follows:

Amount
Real Estate Services	$110
Mortgage Services	5
Hospitality Services	31
Vehicle Rental	33
Travel Distribution Services	6

$185

These acquisitions were not significant to the Company’s results of operations, financial position or cash flows on a pro forma basis individually or in the aggregate. The Company continues to gather information and work with its third-party experts concerning the valuation of identified intangible assets and their associated lives in connection with these acquisitions.

2003 ACQUISITIONS

FFD Development Company, LLC. On February 3, 2003, the Company acquired all of the common interests of FFD Development Company, LLC (“FFD”) from an independent business trust for approximately $27 million in cash. As part of this acquisition, the Company also assumed approximately $58 million of debt, which was subsequently repaid. The allocation of the purchase price resulted in goodwill of approximately $16 million, none of which is expected to be deductible for tax purposes. Such goodwill was allocated to the Company’s Timeshare Resorts segment. FFD was formed prior to the Company’s April 2001 acquisition of Fairfield Resorts, Inc. (“Fairfield”) and was the primary developer of timeshare inventory for Fairfield.

Trip Network, Inc. On March 31, 2003, the Company acquired a majority interest in Trip Network, Inc. (“Trip Network”) through the conversion of its preferred stock investment and, on April 1, 2003, the Company acquired all of the remaining common stock for $4 million in cash. To determine the goodwill to be recorded in connection with this acquisition, the Company’s basis in Trip Network was adjusted for $2 million of transaction-related expenses, its $17 million preferred stock investment and its $33 million deferred tax asset related to the initial funding of Trip Network. Accordingly, the Company’s total basis in Trip Network was $56 million. Together with $21 million of historical value of liabilities assumed in excess of assets acquired and insignificant fair value adjustments, the Company recorded $73 million of goodwill, none of which is expected to be deductible for tax purposes. Such goodwill was allocated to the Travel Distribution Services segment. Trip Network is an online travel agent.

Other. During 2003, the Company also acquired 19 real estate brokerage operations through its wholly-owned subsidiary, NRT, for approximately $123 million (including $14 million of contingent consideration for targets achieved in 2004). The acquisition of real estate brokerages by NRT is a core part of its growth strategy. The Company also acquired 9 other non-significant businesses during 2003 for aggregate consideration of approximately $30 million in cash. The goodwill resulting from the allocations of the purchase prices of these acquisitions aggregated $145 million and was allocated as follows:

Amount
Real Estate Services	$118
Mortgage Services	2
Vehicle Rental	8
Travel Distribution Services	17

$145

These acquisitions were not significant to the Company’s results of operations, financial position or cash flows on a pro forma basis individually or in the aggregate.

2002 ACQUISITIONS

NRT Incorporated. On April 17, 2002, the Company acquired all of the outstanding common stock of NRT, the largest residential real estate brokerage firm in the United States, for $230 million. The acquisition consideration was funded through an exchange of 11.5 million shares of CD common stock then-valued at $216 million, which included approximately 1.5 million shares of CD common stock then-valued at $30 million in exchange for existing NRT options. As part of the acquisition, the Company also assumed approximately $320 million of NRT debt, which was subsequently repaid. Prior to the acquisition, NRT operated as a joint venture between the Company and Apollo Management, L.P. that acquired independent real estate brokerages, converted them to one of the Company’s real estate brands and operated them under the brand pursuant to two 50-year franchise agreements with the Company. Management believes that NRT as a wholly-owned subsidiary of the Company will be a more efficient acquisition vehicle and achieve greater financial and operational synergies. The acquisition of NRT resulted in goodwill of approximately $1.6 billion, of which $160 million is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s Real Estate Services segment.

Trendwest Resorts, Inc. On April 30, 2002, the Company acquired approximately 90% of the outstanding common stock of Trendwest Resorts, Inc. (“Trendwest”) for $849 million, approximately $804 million of which was in CD common stock (approximately 42.6 million shares). As part of the acquisition, the Company assumed $89 million of Trendwest debt, of which $78 million was subsequently repaid. The Company purchased the remaining 10% of the outstanding Trendwest shares in a merger on June 3, 2002 for approximately 4.8 million shares of CD common stock aggregating $87 million. The minority interest recorded in connection with Trendwest’s results of operations between April 30, 2002 and June 3, 2002 was not material. Trendwest markets, sells and finances vacation ownership interests. Management believes that this acquisition will provide the Company with significant geographic diversification and global presence in the timeshare industry. The acquisition of Trendwest resulted in goodwill of $687 million, none of which is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s Timeshare Resorts segment.

Budget Group, Inc. On November 22, 2002, the Company acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. (“Budget”), as well as selected international operations, for approximately $109 million in cash plus $44 million of transaction costs and expenses. As part of the acquisition, the Company also assumed approximately $2.4 billion of Budget’s asset-backed vehicle related debt, which the Company subsequently repaid. Management believes that Budget is a complementary fit with its other leisure services through its hotel, timeshare and travel distribution companies. The acquisition of Budget resulted in goodwill of $439 million, of which approximately $355 million is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s Vehicle Rental segment.

Other. Subsequent to the Company’s acquisition of NRT on April 17, 2002, NRT acquired 20 other residential real estate brokerage operations for approximately $399 million, including Arvida Realty Services for approximately $160 million and The DeWolfe Companies for approximately $146 million. The acquisition of real estate brokerages by NRT is a core part of its growth strategy. The Company also acquired 14 other non-significant businesses during 2002 for aggregate consideration of approximately $565 million in cash, including (i) Equivest Finance, Inc., a timeshare developer, for approximately $98 million; (ii) three European distribution partners of our Galileo subsidiary for approximately $125 million; (iii) Novasol AS, a marketer of privately owned vacation properties in Europe, for approximately $66 million and (iv) 9 other businesses for approximately $239 million primarily within the Hospitality Services and Travel Distribution Services segments. The goodwill resulting from the allocations of the purchase prices of these acquisitions aggregated $661 million and was allocated as follows:

Amount
Real Estate Services	$217
Mortgage Services	24
Hospitality Services	136
Timeshare Resorts	121
Vehicle Rental	6
Travel Distribution Services	157

$661

None of these acquisitions were significant to the Company’s results of operations or financial position individually or in the aggregate.

Pro Forma Results of Operations

Net revenues, income from continuing operations, net income and the related per share data for 2002 would have been as follows had the acquisitions of NRT and Trendwest occurred on January 1, 2002:

(Unaudited)
Year Ended
December 31,
2002
Net revenues	$12,255
Income from continuing operations	658
Net income	798

Pro forma earnings per share:
Basic
Income from continuing operations	$0.65
Net income	0.78

Diluted
Income from continuing operations	$0.63
Net income	0.76

These pro forma results do not give effect to any synergies expected to result from the acquisitions of NRT or Trendwest. These pro forma results are not necessarily indicative of what actually would have occurred if these acquisitions had been consummated on January 1, 2002, nor are they necessarily indicative of future consolidated results.

UTILIZATION OF PURCHASE ACCOUNTING LIABILITIES FOR EXITING ACTIVITIES

In connection with the acquisition of Budget, the Company established purchase accounting liabilities in prior periods for costs associated with exiting activities that are currently in progress. The recognition of such costs and the corresponding utilization are summarized by category as follows:

	Personnel	Contract	Facility
	Related	Terminations	Related	Total
Costs and balance at December 31, 2002	$35	$6	$7	$48
Cash payments	(28)	—	(4)	(32)
Additions	6	—	14	20

Balance at December 31, 2003	13	6	17	36
Cash payments	(8)	(6)	(8)	(22)
Other reductions	(2)	—	(1)	(3)

Balance at December 31, 2004	$3	$—	$8	$11

The principal cost reduction opportunity resulting from these exit activities is the relocation of the corporate headquarters of Budget. In connection with this initiative, the Company has relocated selected Budget employees, terminated other Budget employees and abandoned certain facilities primarily related to reservation processing and administrative functions. As a result, the Company incurred severance and other personnel costs related to the termination or relocation of employees, as well as facility-related costs primarily representing future lease payments for abandoned facilities. The adjustments recorded during 2003 represent the finalization of estimates made at the time of acquisition. The Company formally communicated the termination of employment to approximately 1,800 employees, representing a wide range of employee groups, and as of December 31, 2004, the Company had terminated substantially all of these employees. The Company anticipates that the majority of the remaining facility related costs will be paid through 2007.

ACQUISITION AND INTEGRATION RELATED COSTS

Amortization of Pendings and Listings. During 2004, 2003 and 2002, the Company amortized $16 million, $20 million and $256 million of its contractual pendings and listings intangible assets acquired in connection with the acquisitions of NRT, Trendwest and other real estate brokerages. Of the 2003 and 2002 amounts, approximately $17 million and $235 million, respectively, related to the acquisitions of NRT and its subsequent acquisitions of real estate brokerage businesses, while $3 million and $21 million, respectively, related to the acquisition of Trendwest. The Company segregated the pendings and listings amortization to enhance the comparability of its results of operations since these intangible assets are amortized over a short period of time (generally four to five months).

Other. During 2004, 2003, and 2002, the Company incurred other acquisition and integration related costs of $4 million, $34 million and $29 million, respectively. The 2004 amount is comprised of $16 million of costs primarily associated with the integration of Budget’s information technology systems with the Company’s platform, the integration of Orbitz and the integration of real estate brokerages acquired by NRT, partially offset by the reversal of a previously established $12 million accrual, which resulted from the termination of a lease on more favorable terms than originally anticipated. The 2003 amount primarily related to the integration of Budget’s information technology systems into the Company’s platform and revisions to the Company’s original estimate of costs to exit a facility in connection with the outsourcing of its data operations. The 2002 amount primarily related to the acquisition and integration of NRT.

5.	Intangible Assets

Intangible assets consisted of:

	As of December 31, 2004			As of December 31, 2003
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortized Intangible Assets
Franchise agreements (a)	$1,154	$366	$788	$1,141	$330	$811
Customer lists (b)	427	125	302	428	103	325
Below market contracts acquired (c)	56	12	44	28	6	22
License agreement (d)	47	2	45	—	—	—
Pendings and listings (e)	5	2	3	22	17	5
Other (f)	96	8	88	52	5	47

	$1,785	$515	$1,270	$1,671	$461	$1,210

Unamortized Intangible Assets
Goodwill	$11,087			$9,942

Trademarks (g)	$1,338			$986

(a)	Generally amortized over periods ranging from 20 to 40 years.

(b)	Primarily amortized over periods ranging from 10 to 25 years.

(c)
Represents contracts acquired with economic terms below market rates on the date of acquisition, which are amortized over the remaining life of the underlying agreement, generally ranging from 20 to 30 years.

(d)	Amortized over 50 years.

(e)	Amortized over 4 to 5 months (the closing period of the underlying contracts).

(f)	Generally amortized over periods ranging from 6 to 20 years.

(g)
Comprised of various tradenames (including the Avis, Budget, Ramada, Days Inn, Galileo and Orbitz tradenames) that the Company has acquired and which distinguish the Company’s consumer services as market leaders. These tradenames are expected to generate future cash flows for an indefinite period of time. The change in the balance at December 31, 2004 principally reflects (i) the Company’s acquisition of Orbitz, which provided the Company with the exclusive rights to the Orbitz tradename, (ii) the Company’s purchase of Marriott International Inc.’s (“Marriott”) interest in Two Flags Joint Venture LLC in April 2004, which provided the Company with the exclusive rights to the domestic Ramada and Days Inn tradenames and (iii) the Company’s purchase of the exclusive rights to the international Ramada tradename from Marriott in December 2004.

The changes in the carrying amount of goodwill are as follows:

		Goodwill		Adjustments
	Balance at	Acquired		to Goodwill		Foreign		Balance at
	January 1,	during		Acquired		Exchange		December 31,
	2004	2004		during 2003		and Other		2004
Real Estate Services	$2,717	$161	(a)	$22	(f)	$13	(g)	$2,913
Mortgage Services	59	5	(b)	—		—		64
Hospitality Services	1,189	76	(c)	—		55	(h)	1,320
Timeshare Resorts	1,325	—		—		(20	) (i)	1,305
Vehicle Rental	2,097	33	(d)	—		2	(h)	2,132
Travel Distribution Services	2,555	821	(e)	1		(24	) (i)	3,353

Total Company	$9,942	$1,096		$23		$26		$11,087

(a)	Primarily relates to the acquisitions of Sotheby’s International Realty and real estate brokerages by NRT (January 2004 and forward).

(b)	Relates to the acquisition of the mortgage operations of a real estate brokerage by NRT (May 2004).

(c)	Primarily relates to the acquisition of Landal and Canvas Holidays Limited (October 2004).

(d)	Primarily relates to the acquisitions of Budget licensees (February 2004 and forward).

(e)	Primarily relates to the acquisitions of Orbitz and Flairview.

(f)	Relates to the acquisitions of real estate brokerages by NRT (April 2003 and forward), including earnout payments.

(g)	Primarily relates to earnout payments for acquisitions of real estate brokerages by NRT.

(h)	Primarily relates to foreign exchange translation adjustments.

(i)	Primarily relates to settlements with the respective tax authorities and changes in tax basis of acquired assets.

Amortization expense relating to all intangible assets, excluding mortgage servicing rights (see Note 6—Mortgage Activities), was as follows:

	Year Ended December 31,
	2004	2003	2002
Franchise agreements (a)	$36	$36	$41
Customer lists (a)	24	24	24
Below market contracts acquired (a)	5	2	2
License agreement (a)	2	—	—
Pendings and listings (b)	16	20	256
Other (a)	6	2	4

Total	$89	$84	$327

(a)	Included as a component of non-program related depreciation and amortization on the Company’s Consolidated Statements of Income.

(b)	Included as a component of acquisition and integration related costs on the Company’s Consolidated Statements of Income.

Based on the Company’s amortizable intangible assets (excluding mortgage servicing rights) as of December 31, 2004, the Company expects related amortization expense for the five succeeding fiscal years to approximate $70 million, $70 million, $60 million, $60 million and $60 million, respectively.

6.	Mortgage Activities

The activity in the Company’s residential mortgage loan servicing portfolio consisted of:

	Year Ended December 31,
	2004	2003	2002
Balance, January 1	$136,427	$114,079	$97,205
Additions	34,539	63,870	47,045
Payoffs/curtailments	(32,200)	(54,079)	(35,514)
Purchases, net	4,290	12,557	5,343

Balance, December 31, (*)	$143,056	$136,427	$114,079

(*)
Does not include approximately $2.7 billion, $2.2 billion and $1.8 billion of home equity mortgages serviced by the Company as of December 31, 2004, 2003 and 2002, respectively. The weighted average note rate on all the underlying mortgages within this servicing portfolio was 5.4%, 5.4% and 6.2% as of December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, the MSR portfolio had a weighted average life of approximately 4.5  years.

Approximately $6.5 billion (approximately 5%) of loans within this servicing portfolio as of December 31, 2004 were sold with recourse. The majority of the loans sold with recourse (approximately $5.9 billion of the $6.5 billion) represent sales under a program where the Company retains the credit risk for a limited period of time and only for a specific default event. The retained credit risk represents the unpaid principal balance of the mortgage loans. For these loans, the Company records an allowance for estimated losses, which is determined based upon the Company’s history of actual loss experience under the program. Such allowance and the related activity is not significant to the Company’s results of operations or financial position.

The activity in the Company’s capitalized MSR asset consisted of:

	Year Ended December 31,
	2004		2003		2002
Balance, January 1	$2,015		$1,883		$2,081
Additions, net	498		1,008		928
Changes in fair value	—		168		(540)
Amortization	(320)		(700)		(468)
Sales	(5)		(29)		(26)
Permanent impairment	(11)		(315)		(92)

Balance, December 31,	2,177		2,015		1,883

Valuation allowance
Balance, January 1,	(374)		(503)		(144)
Additions	(207	) (a)	(193	) (b)	(454	) (c)
Reductions	1		7		3
Permanent impairment	11		315		92

Balance, December 31,	(569)		(374)		(503)

Mortgage Servicing Rights, net	$1,608		$1,641		$1,380

(a)	Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which is $123 million and the diluted effect of which is $0.12 per share.

(b)	Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which was $115 million and the diluted effect of which was $0.11 per share.

(c)
Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which was $290 million and the diluted effect of which was $0.27 per share. Approximately $275 million ($175 million, after tax or $0.16 per diluted share) of this amount resulted from reductions in interest rates and an acceleration in loan prepayments, as well as an update to the Company’s loan prepayment model, all of which occurred during third quarter 2002.

The MSR asset is subject to substantial interest rate risk as the mortgage notes underlying the asset permit the borrowers to prepay the loans. Therefore, the value of the MSR asset tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). The Company primarily uses a combination of derivative instruments to offset expected changes in fair value of its MSR asset that could affect reported earnings. Beginning in 2004, the Company designated the full change in fair value of its MSR asset as the hedged risk and, as a result, discontinued hedge accounting treatment until such time that the documentation required to support the assessment of hedge effectiveness on a full fair value basis could be completed. During 2004, all of the derivatives associated with the MSR asset were designated as freestanding derivatives. The net activity in the Company’s derivatives related to mortgage servicing rights consisted of:

	Year Ended December 31,
	2004		2003	2002
Net balance, January 1,	$85	(a)	$385	$100
Additions, net	560		402	389
Changes in fair value	117		(5)	655
Sales/proceeds received	(702)		(697)	(759)

Net balance, December 31,	$60	(b)	$85 (a)	$385

(a)
The net balance represents the gross asset of $316 million (recorded within other assets under management and mortgage programs on the accompanying Consolidated Balance Sheet) net of the gross liability of $231 million (recorded within other liabilities under management and mortgage programs on the accompanying Consolidated Balance Sheet).

(b)
The net balance represents the gross asset of $79 million (recorded within other assets under management and mortgage programs on the accompanying Consolidated Balance Sheet) net of the gross liability of $19 million (recorded within other liabilities under management and mortgage programs on the accompanying Consolidated Balance Sheet).

The net impact to the Company’s Consolidated Statements of Income resulting from changes in the fair value of the Company’s MSR asset and the related derivatives, was as follows:

	Year Ended December 31,
	2004	2003	2002
Adjustment of MSR asset under hedge accounting	$—	$168	$(540)
Net gain (loss) on derivatives related to MSR asset	117	(5)	655

Net gain	117	163	115
Provision for MSR asset valuation allowance	(207)	(193)	(454)

Net impact	$(90)	$(30)	$(339)

7.	Franchising and Marketing/Reservation Activities

Franchising revenues are comprised of the following:

	Year Ended December 31,
	2004	2003	2002
Real estate brokerage offices (*)	$469	$394	$412
Lodging properties	206	198	204
Vehicle rental locations	43	41	18

Total	$718	$633	$634

(*)
Amounts exclude $355 million, $303 million and $211 million of royalties primarily paid by NRT to the Company’s real estate franchise business during 2004, 2003 and 2002, respectively, which were eliminated in consolidation. The 2004, 2003 and 2002 amounts are net of annual rebates to the Company’s real estate brokers of $104 million, $80 million and $59 million, respectively. The Company’s real estate franchisees may receive rebates on their royalty payments. Such rebates are based upon the amount of commission income earned during a calendar year. Each brand has several rebate schedules currently in effect.

Such franchising revenues included initial franchise fees as follows:

	Year Ended December 31,
	2004	2003	2002
Real estate brokerage offices	$8	$9	$8
Lodging properties	6	7	5

Total	$14	$16	$13

The number of Company-owned and franchised outlets in operation are as follows:

	Year Ended December 31,
	2004	2003	2002
Company-owned
Real estate brokerage offices	999	956	950
Vehicle rental locations
Avis brand	1,084	982	964
Budget brand	825	859	729

Franchised
Real estate brokerage offices	12,721	11,784	11,716
Lodging properties	6,399	6,402	6,513
Vehicle rental locations
Avis brand	851	820	814
Budget brand	1,345	1,496	1,417

The Company also receives marketing and reservation fees primarily from its lodging franchisees and marketing fees from its real estate franchisees, which are calculated based on a specified percentage of gross room revenues or based on a specified percentage of gross closed commissions earned on the sale of real estate, subject to certain minimum and maximum payments. Such fees totaled $212 million, $206 million and $202 million during 2004, 2003 and 2002, respectively, and were included within service fees and membership revenues on the Consolidated Statements of Income. As provided for in the franchise agreements and generally at the Company’s discretion, all of these fees are to be expended for marketing purposes and, in the case of lodging and car rental franchisees, the operation of a centralized brand-specific reservation system for the respective franchisees. Such fees are controlled by the Company until disbursement.

In connection with ongoing fees the Company receives from its franchisees pursuant to the franchise agreements, the Company is required to provide certain services, such as training, marketing and the operation of reservation systems.

8.	Vehicle Rental Activities

The components of the Company’s vehicle-related assets under management and mortgage programs are comprised of the following:

	As of December 31,
	2004	2003
Rental vehicles	$6,997	$6,177
Vehicles held for sale	49	58

	7,046	6,235
Less: Accumulated depreciation	(671)	(525)

Total investment in vehicles	6,375	5,710
Plus: Investment in Cendant Rental Car Funding (*)	349	361
Plus: Receivables from manufacturers	348	386

Total vehicle-related, net	$7,072	$6,457

(*)	Represents the equity issued by Cendant Rental Car Funding to the Company. See Note 15—Debt Under Management and Mortgage Programs for more information.

The components of vehicle depreciation, lease charges and interest, net are summarized below:

	Year Ended December 31,
	2004	2003	2002
Depreciation expense	$941	$942	$673
Interest expense, net (*)	244	265	211
Lease charges	58	54	30
(Gain) loss on sales of vehicles, net	(11)	50	5

	$1,232	$1,311	$919

(*)	Vehicle rental amounts are net of vehicle interest income of $4 million, $5 million and $4 million during 2004, 2003 and 2002, respectively.

9.	Litigation and Related Costs

During 2004, 2003 and 2002, the Company recorded net (credits) charges of ($33) million, $11 million and $103 million, respectively, for litigation and related costs incurred in connection with the 1998 discovery of accounting irregularities in the former business units of CUC International, Inc. (“CUC”). The 2004 amount represents $60 million of previously established liabilities relating to severance and other termination benefits for which the Company no longer believes it is liable, partially offset by costs related to ongoing investigations into the CUC accounting irregularities. The 2003 amount represents investigation costs, partially offset by a credit of $17 million primarily related to proceeds received from insurance recoveries. The 2002 amount represents investigation costs, partially offset by a credit of $42 million related to a recovery under the Company’s directors’ and officers’ liability insurance policy in connection with derivative actions arising from former CUC related litigation.

10.	Income Taxes

The income tax provision consists of the following:

	Year Ended December 31,
	2004	2003	2002
Current
Federal	$98	$186	$(59)
State	(24)	28	12
Foreign	65	50	40

	139	264	(7)

Deferred
Federal	376	260	320
State	152	32	24
Foreign	7	7	—

	535	299	344

Provision for income taxes	$674	$563	$337

Pre-tax income for domestic and foreign operations consists of the following:

	Year Ended December 31,
	2004	2003	2002
Domestic	$1,666	$1,360	$717
Foreign	381	388	348

Pre-tax income	$2,047	$1,748	$1,065

Current and non-current deferred income tax assets and liabilities are comprised of the following:

	As of December 31,
	2004	2003
Current deferred income tax assets:
Litigation settlement and related liabilities	$30	$42
Accrued liabilities and deferred income	215	360
Provision for doubtful accounts	86	77
Acquisition and integration-related liabilities	64	17
Other	61	42

Current deferred income tax assets	456	538

Current deferred income tax liabilities:
Franchise acquisition costs	—	14
Prepaid expenses	54	40
Other	17	56

Current deferred income tax liabilities	71	110

Current net deferred income tax asset	$385	$428

Non-current deferred income tax assets:
Net operating loss carryforwards	$1,486	$741
State net operating loss carryforwards	308	277
Alternate minimum tax credit carryforward	104	105
Capital loss carryforward	14	33
Acquisition and integration-related liabilities	116	195
Accrued liabilities and deferred income	204	151
Depreciation and amortization	84	—
Other	71	78
Valuation allowance (*)	(184)	(241)

Non-current deferred income tax assets	2,203	1,339

	As of December 31,
	2004	2003
Non-current deferred income tax liabilities:
Depreciation and amortization	—	126
Other	11	145

Non-current deferred income tax liabilities	11	271

Non-current net deferred income tax asset	$2,192	$1,068

(*)
The valuation allowance of $184 million at December 31, 2004 relates to state net operating loss carryforwards, certain state deferred tax assets and capital loss carryforwards of $162 million, $8 million and $14 million, respectively. The valuation allowance will be reduced when and if the Company determines that the related deferred income tax assets are more likely than not to be realized. If determined to be realizable, approximately $6 million and $14 million of the valuation allowances for the state net operating loss carryforwards and capital loss carryforwards, respectively, would reduce goodwill.

Net deferred income tax liabilities related to management and mortgage programs are comprised of the following:

	As of December 31,
	2004	2003
Unamortized mortgage servicing rights	$433	$426
Depreciation and amortization	1,364	142
Installment sales of timeshare interests	380	337
Other	23	41

Net deferred income tax liability under management and mortgage programs	$2,200	$946

As of December 31, 2004, the Company had federal net operating loss carryforwards of approximately $4.2 billion, which primarily expire in 2020 and 2024. No provision has been made for U.S. federal deferred income taxes on approximately $988 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2004 since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.

The Company’s effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefits	2.8	2.3	2.1
Changes in valuation allowances	1.2	(5.6)	(0.4)
Taxes on foreign operations at rates different than U.S. federal statutory rates	(3.2)	(4.3)	(4.5)
Taxes on repatriated foreign income, net of tax credits	1.0	0.8	0.5
Resolution of prior years’ examination issues	(4.4)	—	—
Redemption of preferred interest	—	3.6	—
Other	0.5	0.4	(1.1)

	32.9%	32.2%	31.6%

The Company’s income tax returns are periodically examined by various tax authorities. The Company is currently under audit by several tax authorities, including the Internal Revenue Service (“IRS”). In connection with these and future examinations, certain tax authorities, including the IRS, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes reserves, through the provision for income taxes, for potential amounts that may result therefrom. Once established, reserves are adjusted as information becomes available or when an event requiring a change to the reserve occurs. The resolution of tax matters could have a material impact on the Company’s effective tax rate and results of operations.

11.	Other Current Assets

Other current assets consisted of:

	As of December 31,
	2004	2003
Prepaid expenses	$300	$249
Timeshare inventory	17	150
Other	294	349

	$611	$748

12.	Property and Equipment, net

Property and equipment, net consisted of:

	As of December 31,
	2004	2003
Land	$71	$85
Building and leasehold improvements	629	594
Capitalized software	678	533
Furniture, fixtures and equipment	1,801	1,553

	3,179	2,765
Less: Accumulated depreciation and amortization	(1,494)	(1,173)

	$1,685	$1,592

13.	Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consisted of:

	As of December 31,
	2004	2003
Accounts payable	$926	$789
Accrued payroll and related	615	608
Income taxes payable	612	588
Acquisition and integration-related	244	332
Accrued interest	219	238
Accrued advertising and marketing	195	174
Accrued legal settlements	189	216
Other	1,089	1,129

	$4,089	$4,074

14.	Long-term Debt and Borrowing Arrangements

Long-term debt consisted of:

		As of	As of
		December 31,	December 31,
	Maturity Date	2004	2003
Term notes:
11% senior subordinated notes	n/a	$—	$333
6 7/8% notes	August 2006	850	849
4.89% notes	August 2006	100	—
6 1/4% notes	January 2008	797	797
6 1/4% notes	March 2010	349	348
7 3/8% notes	January 2013	1,191	1,190
7 1/8% notes	March 2015	250	250
Contingently convertible debt securities:
Zero coupon senior convertible contingent notes	n/a	—	430
Zero coupon convertible debentures	n/a	—	7
3 7/8% convertible senior debentures	n/a	—	804

Other:
Revolver borrowings	November 2009	650	—
Net hedging gains (a)		17	31
Other		126	82

Total long-term debt, excluding Upper DECS		4,330	5,121
Less: Current portion (b)		739	1,612

Long-term debt, excluding Upper DECS		3,591	3,509
Upper DECS		—	863

Long-term debt, including Upper DECS		$3,591	$4,372

(a)
As of December 31, 2004, the balance represents $138 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company as a reduction to future interest expense. Such gains were partially offset by $121 million of mark-to-market adjustments on current interest rate hedges. As of December 31, 2003, the balance represented $201 million of net gains resulting from the termination of interest rate hedges, which were partially offset by $170 million of mark-to-market adjustments on current interest rate hedges.

(b)
The balance as of December 31, 2004 includes $650 million of borrowings under the Company’s $3.5 billion revolving credit facility. The balance as of December 31, 2003 included the $333 million 11% senior subordinated notes, the $430 million zero coupon senior convertible contingent notes, the $7 million zero coupon convertible debentures and the $804 million 3 7/8% convertible senior debentures.

TERM NOTES

11% Senior Subordinated Notes

The Company’s 11% senior subordinated notes, which were assumed in connection with 2001 acquisition of Avis, were redeemed on May 3, 2004 for $345 million in cash, including accrued interest.

6 7/8% Notes

The Company’s 6 7/8% notes, with a face value of $850 million, were issued in August 2001 for net proceeds of $843 million. The interest rate on these notes is subject to an upward adjustment of 150 basis points in the event that the credit ratings assigned to the Company by nationally recognized credit rating agencies are downgraded below investment grade. The Company does not have the right to redeem these notes prior to maturity. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future unsecured senior indebtedness.

4.89% Notes

On May 10, 2004, the Company’s outstanding 6.75% senior notes that formed a part of the Upper DECS were successfully remarketed and the interest rate was reset to 4.89%. In connection with such remarketing, the Company purchased and retired $763 million of the senior notes for $778 million in cash and recorded a loss of $18 million on the early extinguishment (see further discussion below).

6 1/4% Notes

The Company’s 6 1/4% notes (with face values of $800 million and $350 million) were issued in January and March 2003 for aggregate net proceeds of $1,137 million. The notes are redeemable at the Company’s option at any time, in whole or in part, at the appropriate redemption prices plus accrued interest through the redemption date. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future unsecured senior indebtedness.

7 3/8% Notes

The Company’s 7 3/8% notes, with a face value of $1.2 billion, were issued in January 2003 for net proceeds of $1,181 million. The notes are redeemable at the Company’s option at any time, in whole or in part, at the appropriate redemption prices plus accrued interest through the redemption date. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future unsecured senior indebtedness.

7 1/8% Note

The Company’s 7 1/8% notes, with a face value of $250 million, were issued in March 2003 for net proceeds of $248 million. The notes are redeemable at the Company’s option at any time, in whole or in part, at the appropriate redemption prices plus accrued interest through the redemption date. These notes are senior unsecured obligations and rank equally in right of payment with all the Company’s existing and future unsecured senior indebtedness.

CONTINGENTLY CONVERTIBLE DEBT SECURITIES

The Company’s contingently convertible debt securities, which were all issued during 2001, were redeemed throughout 2004, 2003 and 2002 and, as of December 31, 2004, there were no outstanding contingently convertible debt securities.

During 2004, the Company converted the remaining zero coupon senior convertible contingent notes, approximating $430 million, into approximately 22 million shares of Cendant common stock (see Note 18— Stockholders’ Equity for more detailed information). Additionally, the Company redeemed the remaining zero coupon convertible debentures, approximating $7 million, and the remaining 3 7/8% convertible senior debentures, approximating $804 million, for $811 million in cash. During 2003, the Company redeemed $850 million of its zero coupon convertible debentures and $396 million of its 3 7/8% convertible senior debentures for approximately $1.2 billion in cash. In connection with such redemptions, the Company recorded a pre-tax charge of approximately $31 million. During 2002, the Company redeemed $821 million in accreted value of its zero coupon senior convertible contingent notes, with a carrying value of $517 million, and $143 million of its zero coupon convertible debentures for $689 million in cash. In connection with such redemptions, the Company recorded a pre-tax charge of $41 million, which included a write-off of $12 million related to deferred financing costs.

Additionally, during 2004, 2003 and 2002, the Company recorded $1 million, $10 million and $17 million, respectively, of amortization relating to the zero coupon senior convertible contingent notes, which were issued at a discount to par reflecting a 2.5% annual non-cash interest rate. Such amounts are included within non-program interest expense on the Consolidated Statements of Income.

The Company concluded that it was not required to separately account for the conversion features of its contingently convertible securities as embedded derivatives. However, the 3 7/8% convertible senior debentures also contained an upward interest adjustment, which was considered an embedded derivative under SFAS No. 133 but had a de minimis value at the time of issuance and at December 31, 2003.

UPPER DECS

At December 31, 2003, the Company had 17 million Upper DECS outstanding. The Upper DECS were a hybrid instrument consisting of both equity linked and debt securities. Each Upper DECS consisted of both a senior note and a forward contract to purchase shares of CD common stock. The senior note was owned by the holder but pledged to the Company as collateral for the forward purchase contracts. Holders could only sell the senior note if they pledged a treasury security or cash to replace the senior note as collateral. The senior note component of the Upper DECS initially provided interest at an annual rate of 6.75% but was successfully remarketed on May 10, 2004, as discussed above. The

Company did not receive any proceeds from the remarketing. Rather, the proceeds generated from the remarketing were utilized to purchase a portfolio of U.S. Treasury securities, which was pledged to the Company as collateral for the forward purchase contracts that also formed a part of the Upper DECS and that required holders of the Upper DECS to purchase shares of Cendant common stock on August 17, 2004. The forward purchase contracts settled on August 17, 2004, pursuant to the terms of such contracts, and the Company issued 38 million shares of common stock in exchange for $863 million in cash (See Note 18— Stockholders’ Equity).

DEBT MATURITIES

Aggregate maturities of debt are as follows:

Year	Amount
2005 (*)	$739
2006	1,004
2007	6
2008	797
2009	1
Thereafter	1,783

$4,330

(*)	Includes $650 million of borrowings under the Company’s $3.5 billion revolving credit facility, which matures in 2009, as discussed below, due to the Company’s intent to repay such borrowings in 2005.

COMMITTED CREDIT FACILITIES AND AVAILABLE FUNDING ARRANGEMENTS

At December 31, 2004, the committed credit facilities available to the Company at the corporate level were as follows:

		Outstanding	Letters of	Available
	Total Capacity	Borrowings	Credit Issued	Capacity
Maturing in November 2009 (a)	$3,500	$650	$989	$1,861
Maturing in July 2010 (b)	203	—	203	—

(a)
Borrowings under this facility bear interest at LIBOR plus a margin of 39.0 basis points. In addition, the Company is required to pay a per annum facility fee of 11.0 basis points under this facility and a per annum utilization fee of approximately 12.5 basis points if usage under the facility exceeds 50% of aggregate commitments. In the event that the credit ratings assigned to the Company by nationally recognized debt rating agencies are downgraded, the margin over LIBOR would become 49.5, 57.5 and 112.5 basis points and the facility fee would become 13, 17.5 and 25 basis points, respectively, for each successive downgrade. In addition to the $989 million of letters of credit issued as of December  31, 2004, this facility contains the committed capacity to issue an additional $761 million in letters of credit. The letters of credit outstanding under this facility at December 31, 2004 were issued primarily to support the Company’s vehicle rental businesses.

(b)	Represents a separate letter of credit facility, which was entered into by the Company in third quarter 2004.

As of December 31, 2004, the Company also had $400 million of availability for public debt or equity issuances under a shelf registration statement.

DEBT COVENANTS

Certain of the Company’s debt instruments and credit facilities contain restrictive covenants, including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations and sale and leaseback transactions, and also require the maintenance of certain financial ratios. At December 31, 2004, the Company was in compliance with all restrictive and financial covenants. The Company’s debt instruments permit the debt issued thereunder to be accelerated upon certain events, including the failure to pay principal when due under any of the Company’s other debt instruments or credit facilities subject to materiality thresholds. The Company’s credit facilities permit the loans made thereunder to be accelerated upon certain events, including the failure to pay principal when due under any of the Company’s debt instruments subject to materiality thresholds.

15.	Debt Under Management and Mortgage Programs and Borrowing Arrangements

Debt under management and mortgage programs (including related party debt due to Cendant Rental Car Funding) consisted of:

	As of	As of
	December 31,	December 31,
	2004	2003
Asset-Backed Debt:
Vehicle rental program
Cendant Rental Car Funding	$5,935	$5,644
Other	792	651
Mortgage program	1,306	1,651
Timeshare program	1,473	1,109
Relocation program	400	400
Vacation rental program	251	—

	10,157	9,455

Unsecured Debt:
Term notes	1,833	1,916
Commercial paper	130	164
Other	34	21

	1,997	2,101

Total debt under management and mortgage programs	$12,154	$11,556

ASSET-BACKED DEBT

Vehicle Rental Program

Cendant Rental Car Funding. Cendant Rental Car Funding was established by the Company as a bankruptcy remote special purpose limited liability company that issues private placement notes and uses the proceeds from such issuances to make loans to a wholly-owned subsidiary of the Company, AESOP Leasing LP (“AESOP Leasing”) on a continuing basis. AESOP Leasing is required to use these proceeds to acquire or finance the acquisition of vehicles used in the Company’s rental car operations. Prior to December 31, 2003, both Cendant Rental Car Funding and AESOP Leasing were consolidated by the Company and, as such, the intercompany transactions between these two entities were eliminated causing only the third-party debt issued by Cendant Rental Car Funding and the vehicles purchased by AESOP Leasing to be presented within the Company’s Consolidated Financial Statements. However, in connection with the adoption of FIN 46R, the Company determined that it was not the primary beneficiary of Cendant Rental Car Funding. Accordingly, the Company deconsolidated Cendant Rental Car Funding on December 31, 2003. As a result, AESOP Leasing’s obligation to Cendant Rental Car Funding is reflected as related party debt on the Company’s Consolidated Balance Sheet as of December 31, 2004 and 2003. The Company also recorded an asset within vehicle-related, net assets under management and mortgage programs on its Consolidated Balance Sheet at December 31, 2004 and 2003, which represented the equity issued by Cendant Rental Car Funding to the Company. The vehicles purchased by AESOP Leasing remain on the Company’s Consolidated Balance Sheet as AESOP Leasing continues to be consolidated by the Company. Such vehicles and related assets, which approximate $6.0 billion, collateralize the debt issued by Cendant Rental Car Funding and are not available to pay the obligations of the Company.

The business activities of Cendant Rental Car Funding are limited primarily to issuing indebtedness and using the proceeds thereof to make loans to AESOP Leasing for the purpose of acquiring or financing the acquisition of vehicles to be leased to the Company’s rental car subsidiary and pledging its assets to secure the indebtedness. As the deconsolidation of Cendant Rental Car Funding occurred on December 31, 2003, the income statement and cash flow activity of the Company are not impacted for 2003. Beginning on January 1, 2004, the results of operations and cash flows of Cendant Rental Car Funding are no longer reflected within the Company’s Consolidated Financial Statements.

Borrowings under the Cendant Rental Car Funding program primarily represent floating rate term notes with a weighted average interest rate of 3% for both 2004 and 2003.

Other. Borrowings under the Company’s other vehicle rental programs represent amounts issued under financing facilities that provide for the issuance of notes to support the acquisition of vehicles used in the Company’s international vehicle rental operations under its Avis and Budget brands. The debt issued, which is collateralized by approximately

$1.0 billion of underlying vehicles and related assets, primarily represents floating rate bank loans and commercial paper for which the weighted average interest rate was 3% and 2% for 2004 and 2003, respectively.

Mortgage Program

Borrowings under the Company’s mortgage program represent issuances by Bishop’s Gate. Bishop’s Gate is a bankruptcy remote SPE that is utilized to warehouse mortgage loans originated by the Company’s mortgage business prior to their sale into the secondary market, which is customary practice in the mortgage industry. The debt issued by Bishop’s Gate is collateralized by approximately $1.4 billion of underlying mortgage loans and related assets. The mortgage loans are serviced by the Company and recorded within mortgage loans held for sale on the Company’s Consolidated Balance Sheet as of December 31, 2004 and 2003. Prior to the adoption of FIN 46, sales of mortgage loans to Bishop’s Gate were treated as off-balance sheet sales. The activities of Bishop’s Gate are limited to (i) purchasing mortgage loans from the Company’s mortgage subsidiary, (ii) issuing commercial paper or other debt instruments and/or borrowing under a liquidity agreement to effect such purchases, (iii) entering into interest rate swaps to hedge interest rate risk and certain non-credit related market risk on the purchased mortgage loans, (iv) selling and securitizing the acquired mortgage loans to third parties and (v) engaging in certain related transactions. The assets of Bishop’s Gate are not available to pay the obligations of the Company. The debt issued by Bishop’s Gate primarily represents term notes for which the weighted average interest rate was 2% for both 2004 and 2003.

Timeshare Program

Cendant Timeshare Receivables Funding Entities (formerly, the Sierra Receivables Funding Entities). The Cendant Timeshare Receivables Funding entities (the “Timeshare Funding entities”) are bankruptcy remote SPEs that are utilized to securitize timeshare receivables generated from financing the sale of vacation ownership interests by the Company’s timeshare businesses. The debt issued by the Timeshare Funding entities, which approximated $911 million and $774 million at December 31, 2004 and 2003, respectively, is collateralized by approximately $1.2 billion of underlying timeshare receivables and assets. The timeshare receivables are serviced by the Company and recorded within timeshare-related assets under management and mortgage programs on the Company’s Consolidated Balance Sheet as of December 31, 2004 and 2003. Prior to September 1, 2003, sales of timeshare receivables to the Timeshare Funding entities were treated as off-balance sheet sales, as these entities were structured as bankruptcy remote QSPEs pursuant to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and, therefore, excluded from the scope of FIN 46. However, on September 1, 2003, the underlying structures of the Timeshare Funding entities were amended in a manner that resulted in these entities no longer meeting the criteria to qualify as QSPEs. Consequently, the Company began consolidating the account balances and activities of the Timeshare Funding entities on September 1, 2003 pursuant to FIN 46. The activities of the Timeshare Funding entities are limited to (i) purchasing timeshare receivables from the Company’s timeshare subsidiaries, (ii) issuing debt securities and/or borrowing under a conduit facility to effect such purchases and (iii) entering into derivatives to hedge interest rate exposure. The assets of the Timeshare Funding entities are not available to pay the obligations of the Company. The debt issued under the Timeshare Funding entities primarily represents fixed rate and floating rate term notes for which the weighted average interest rate was 3% for both 2004 and 2003.

Other. At December 31, 2004, amounts outstanding under the Company’s other timeshare programs represent borrowings of $425 million under an asset-linked facility and $137 million of bank debt. The asset-linked facility, which was entered into by the Company in 2004, has a three-year term, bears interest at a rate of LIBOR plus 62.5 basis points and supports the creation of consumer notes receivable and the acquisition of timeshare properties related to the Company’s timeshare development business. These borrowings are collateralized by approximately $1.3 billion of timeshare-related assets, which are recorded within assets under management and mortgage programs on the Company’s Consolidated Balance Sheet. At December 31, 2003, borrowings under the Company’s other timeshare program represent bank debt. The weighted average interest rate on these borrowings was 3% for both 2004 and 2003.

Relocation Program

Borrowings under the Company’s relocation program represent issuances by Apple Ridge Funding LLC (“Apple Ridge”). Apple Ridge is a bankruptcy remote SPE that is utilized to securitize relocation receivables generated from advancing funds to clients of the Company’s relocation business. The debt issued by Apple Ridge is collateralized by underlying relocation receivables, which are serviced by the Company, and related assets aggregating $491 million at December 31, 2004. These relocation receivables and related assets are recorded within assets under management and mortgage programs on the Company’s Consolidated Balance Sheet as of December 31, 2004 and 2003. Prior to November 26, 2003, sales of relocation receivables to Apple Ridge were treated as off-balance sheet sales, as this entity was structured as a bankruptcy remote QSPE and, therefore, excluded from the scope of FIN 46. However, on

November 26, 2003, the underlying structure of Apple Ridge was amended in a manner that resulted in it no longer meeting the criteria to qualify as a QSPE pursuant to SFAS No. 140. Consequently, the Company began consolidating the account balances and activities of Apple Ridge on November 26, 2003 pursuant to FIN 46. Prior to consolidation, the Company recognized gains upon the sale of relocation receivables to Apple Ridge. However, such gains were not material for the period January 1, 2003 through November 25, 2003 and for the year ended December 31, 2002. The activities of Apple Ridge are limited to (i) purchasing relocation receivables from the Company’s relocation subsidiary, (ii) issuing debt securities and/or borrowing under a conduit facility to effect such purchases and (iii) entering into, terminating or modifying certain derivative transactions. The assets of Apple Ridge are not available to pay the obligations of the Company. The debt issued under Apple Ridge represents a floating rate term note for which the weighted average interest rate was 2% and 1% for 2004 and 2003, respectively.

Vacation Rental Program

Borrowings under the Company’s vacation rental program comprise $167 million of capital leases and $84 million of bank debt assumed in connection with the Company’s acquisition of Landal during 2004. The bank debt is collateralized by $134 million of land and related vacation rental assets. For the capital lease obligations, there are corresponding assets classified within assets under management and mortgage programs on the Company’s Consolidated Balance Sheet as of December 31, 2004. These borrowings have a weighted average interest rate of 6% for 2004.

UNSECURED DEBT

Term Notes

These term notes were issued by and are for the exclusive use of the Company’s PHH subsidiary. The balance at December 31, 2004 consists of (i) $983 million of publicly issued medium-term notes bearing interest at a blended rate of 7%, (ii) $453 million of privately-placed medium-term notes bearing interest at a blended rate of 8% and (iii) $397 million of short-term notes bearing interest at a blended rate of 7%. Such amounts include aggregate hedging losses of $18 million. The balance at December 31, 2003 consists of (i) $982 million of publicly issued medium-term notes bearing interest at a blended rate of 7%, (ii) $460 million of privately-placed medium-term notes bearing interest at a blended rate of 8% and (iii) $474 million of short-term notes bearing interest at a blended rate of 7%. Such amounts included aggregate hedging losses of $11  million.

Commercial Paper

The Company’s policy is to maintain available capacity under its committed PHH revolving credit facility (described below) to fully support its outstanding commercial paper. The weighted average interest rate on the outstanding commercial paper, which matures within 270 days from issuance, at December 31, 2004 was 1%. The proceeds from the issuance of commercial paper are used to finance the purchase of various assets under management and mortgage programs.

DEBT MATURITIES

The following table provides the contractual maturities for debt under management and mortgage programs (including related party debt due to Cendant Rental Car Funding) at December 31, 2004 (except for notes issued under the Company’s vehicle management and timeshare programs, where the underlying indentures require payments based on cash inflows relating to the corresponding assets under management and mortgage programs and for which estimates of repayments have been used):

	Asset-Backed	Unsecured	Total
2005	$3,149	$380	$3,529
2006	2,248	1	2,249
2007	1,943	187	2,130
2008	1,905	428	2,333
2009	444	183	627
Thereafter	468	818	1,286

	$10,157	$1,997	$12,154

AVAILABLE FUNDING ARRANGEMENTS AND COMMITTED CREDIT FACILITIES

As of December 31, 2004, available funding under the Company’s asset-backed debt programs and committed credit facilities (including related party debt due to Cendant Rental Car Funding related to the Company’s management and mortgage programs) consisted of:

		Outstanding	Available
	Total Capacity	Borrowings	Capacity
Asset-Backed Funding Arrangements (a)
Vehicle rental program
Cendant Rental Car Funding	$6,965	$5,935	$1,030
Other	1,087	792	295
Mortgage program	2,966	1,306	1,660
Timeshare program	2,210	1,473	737
Relocation program	600	400	200
Vacation rental program	251	251	—

	14,079	10,157	3,922

Committed Credit Facility (b)
Maturing in June 2007	1,250	—	1,250

	$15,329	$10,157	$5,172

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	This committed credit facility was entered into by and is for the exclusive use of PHH.

Borrowings under the Company’s $1.25 billion credit facility maturing in June 2007 bear interest at LIBOR plus a margin of 50 basis points. In addition, the Company is required to pay a per annum facility fee of 12.5 basis points under this facility and a per annum utilization fee of approximately 12.5 basis points if usage under the facility exceeds 33% of aggregate commitments. In the event that the credit ratings assigned to PHH by nationally recognized debt rating agencies are downgraded to a level below PHH’s ratings as of December 31, 2004, the interest rate and facility fees are subject to a maximum upward adjustment of approximately 75.0 and 12.5 basis points, respectively.

As of December 31, 2004, the Company also had $874 million of availability for public debt issuances under a shelf registration statement at its PHH subsidiary.

DEBT COVENANTS

Certain of the Company’s debt instruments and credit facilities related to its management and mortgage programs contain restrictive covenants, including restrictions on dividends paid to the Company by certain of its subsidiaries and indebtedness of material subsidiaries, mergers, limitations on liens, liquidations, and sale and leaseback transactions, and also require the maintenance of certain financial ratios. At December 31, 2004, the Company was in compliance with all financial covenants of its debt instruments and credit facilities related to management and mortgage programs.

16.	Securitizations

The Company sells residential mortgage loans in securitization transactions typically retaining one or more of the following: servicing rights, interest-only strips, principal-only strips and/or subordinated interests. Although the Company principally sells its originated mortgage loans directly to government sponsored entities, in limited circumstances, the Company sells loans through a wholly-owned subsidiary’s public registration statement. With the exception of specific mortgage loans that are sold with recourse, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due (see Note 6— Mortgage Activities). Key economic assumptions used during

2004, 2003 and 2002 to measure the fair value of the Company’s retained interests in mortgage loans at the time of the securitization were as follows:

	2004		2003		2002
	Mortgage-		Mortgage-		Mortgage-
	Backed		Backed		Backed
	Securities (*)	MSRs	Securities (*)	MSRs	Securities (*)	MSRs
Prepayment speed	10-24%	13-36%	7-25%	11-50%	7-22%	12-54%
Weighted average life (in years)	4.2-9.7	2.2-7.0	1.9-6.9	1.3-6.8	2.1-10.6	1.3-6.3
Discount rate	7%	9-10%	5-15%	6-21%	5-18%	6-14%

(*)	Includes interest-only strips, principal-only strips and subordinated interests.

Additionally, in 2001, the Company sold timeshare receivables to multiple bankruptcy remote QSPEs retaining the servicing rights and a subordinated interest. As these entities are QSPEs and precluded from consolidation pursuant to generally accepted accounting principles, the debt issued by these entities and the collateralizing assets, which are serviced by the Company, are not reflected on the Company’s Consolidated Balance Sheets. The assets of these QSPEs are not available to pay the Company’s obligations. Additionally, the creditors of these QSPEs have no recourse to the Company’s credit. However, the Company has made representations and warranties customary for securitization transactions, including eligibility characteristics of the receivables and servicing responsibilities, in connection with the securitization of these assets. Sales of timeshare receivables to these entities after 2001 were insignificant since substantially all timeshare receivables were securitized during such years through the Timeshare Funding entities, which are consolidated on the Company’s Consolidated Balance Sheets as of December 31, 2004 and 2003. Presented below is detailed information as of December 31, 2004 for these QSPEs (to which timeshare receivables were sold prior to the establishment of the Timeshare Funding entities):

	Assets	Funding	Debt	Available
	Serviced	Capacity	Issued (b)	Capacity (c)
Timeshare QSPEs (a)	$184	$158	$158	$—

(a)	Assets serviced does not include cash of $19 million as of December 31, 2004.

(b)	Represents term notes.

(c)	Subject to maintaining sufficient assets to collateralize debt.

Key economic assumptions used in subsequently measuring the fair value of the Company’s retained interests in securitized mortgage loans and timeshare receivables (sold prior to the establishment of the Timeshare Funding entities) at December 31, 2004 and the effect on the fair value of those interests from adverse changes in those assumptions are as follows:

	Mortgage Loans
	Mortgage-
	Backed		Timeshare
	Securities	MSR	Receivables
Fair value of retained interests	$47	$1,608	$40
Weighted average life (in years)	5.3	4.5	7.5-8.2
Annual servicing fee	—	0.32%	1.0%
Prepayment speed (annual rate)	2-36%	12-40%	7-15.2%
Impact of 10% adverse change	$(1)	$(110)	$—
Impact of 20% adverse change	$(2)	$(210)	$—
Discount rate (annual rate)	4-15%	8.7%	15%
Impact of 10% adverse change	$(2)	$(48)	$—
Impact of 20% adverse change	$(4)	$(93)	$(1)
Anticipated credit losses (annual rate)	—	—	9.5-12.3%
Impact of 10% adverse change	$—	$—	$(1)
Impact of 20% adverse change	$—	$—	$(1)

These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities. Further, this analysis does not assume any impact resulting from management’s intervention to mitigate these variations.

The following table presents information about delinquencies and components of securitized residential mortgage loans and timeshare receivables (those sold prior to the establishment of the Timeshare Funding entities) as of and for the year ended December 31, 2004:

		Principal
	Total	Amount 60		Average
	Principal	Days or More	Net Credit	Principal
	Amount	Past Due (a)	Losses (c)	Balance
Residential mortgage loans (b)	$193	$24	$3	$233
Timeshare receivables	184	3	—	302

Total securitized assets	$377	$27	$3	$535

(a)	Amounts are based on total securitized assets at December 31, 2004.

(b)	Excludes securitized mortgage loans that the Company continues to service but to which it has no other continuing involvement.

(c)
There are no net credit losses on securitized timeshare receivables since the Company has typically repurchased such receivables from the QSPEs prior to delinquency although it is not obligated to do so. Accordingly, credit losses associated with securitized timeshare receivables are reflected within the Company’s Consolidated Statements of Income.

As discussed in Note 15— Debt Under Management and Mortgage Programs and Borrowing Arrangements, the Company sold financial assets to Bishop’s Gate, the Timeshare Funding entities and Apple Ridge prior to its consolidation of these securitization structures on July 1, 2003, September 1, 2003 and November 26, 2003, respectively. The cash flow activity presented below covers the period up to and including the date of consolidation of these structures in addition to the full year activity between the Company and securitization trusts that remain off-balance sheet as of December 31, 2004, as well as cash flow activity resulting from the Company’s securitization of mortgage loans directly into the secondary market.

	Mortgage Loans
	2004	2003	2002
Proceeds from new securitizations	$32,699	$59,511	$38,722
Servicing fees received	491	444	411
Other cash flows received on retained interests (a)	9	24	25
Purchases of delinquent or foreclosed loans (b)	(262)	(677)	(681)
Servicing advances	(575)	(512)	(161)
Repayment of servicing advances	615	473	139

	Timeshare Receivables
	2004	2003	2002
Proceeds from new securitizations	$—	$620	$345
Proceeds from collections reinvested in securitizations	—	39	33
Servicing fees received	3	10	10
Other cash flows received on retained interests (a)	34	28	50
Purchases of delinquent or foreclosed loans (b)	(19)	(57)	(52)
Cash received upon release of reserve account	6	12	2
Purchases of defective contracts	(77)	(55)	(40)

	Relocation Receivables
	2003	2002
Proceeds from new securitizations	$35	$770
Proceeds from collections reinvested in securitizations	2,717	2,433
Servicing fees received	3	4
Other cash flows received on retained interests (a)	38	48
Cash (paid)/received upon funding/release of reserve account	(17)	1

(a)	Represents cash flows received on retained interests other than servicing fees.

(b)	The purchase of delinquent or foreclosed loans/timeshare receivables is primarily at the Company’s option and not based on a contractual relationship with the securitization trust.

During 2004, 2003 and 2002, the Company recognized pre-tax gains of $228 million, $850 million and $493 million, respectively, related to the securitization of residential mortgage loans. During 2003, the Company recognized pre-tax gains of $39 million on the securitization of timeshare receivables through the Timeshare Funding entities (prior to the Company’s consolidation thereof on September 1, 2003), which were calculated using the following key economic assumptions: 7-15% prepayment speed; 7.0-7.6 weighted average life (in years); 15% discount rate; 9.5-13.7% anticipated credit losses. During 2002, the Company recognized pre-tax gains of $43 million on the securitization of timeshare receivables through the Timeshare Funding entities, which were calculated using the following key economic assumptions: 7.7-13% prepayment speed; 6.0-7.4 weighted average life (in years); 15% discount rate; 9-14.7% anticipated credit losses. Gains recognized on the securitization of relocation receivables were not material during 2003 and 2002. All gains on the securitization of financial assets are recorded within net revenues on the Company’s Consolidated Statements of Income.

The Company has made representations and warranties customary for securitization transactions, including eligibility characteristics of the mortgage loans, timeshare receivables, and relocation receivables and servicing responsibilities, in connection with the securitization of these assets. See Note 17— Commitments and Contingencies.

17.	Commitments and Contingencies

Lease Commitments

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2004 are as follows:

Year	Amount
2005	$503
2006	416
2007	340
2008	243
2009	162
Thereafter	825

$2,489

Other than those within the Company’s vehicle rental and vacation rental programs, for which the future minimum lease payments have been reflected in Note 15—Debt Under Management and Mortgage Programs and Borrowing Arrangements, commitments under capital leases are not significant. During 2004, 2003 and 2002, the Company incurred total rental expense of $753 million, $701 million and $503 million, respectively, inclusive of contingent rental expense of $97 million, $93 million and $69 million in 2004, 2003 and 2002, respectively, principally based on car rental volume. Included within the Company’s total rental expense for 2004, 2003 and 2002 are fees paid by the Company in connection with agreements with airports that allow the Company to conduct its car rental operations on-site. Such agreements require the Company to guarantee a minimum amount of fees to be paid to the airports regardless of the amount of revenue generated by the on-site car rental operations. The Company has also included the future minimum payments to be made in connection with these guarantees in the above table.

Commitments to Purchase Vehicles

The Company maintains agreements with vehicle manufacturers whereby the Company is required to purchase approximately $5.6 billion of vehicles from these manufacturers during 2005. The Company’s featured suppliers for the Avis and Budget brands are General Motors Corporation and Ford Motor Company, respectively. The purchase of such vehicles is financed through the issuance of debt under management and mortgage programs in addition to cash received upon the sale of vehicles primarily under repurchase programs.

Other Purchase Commitments

In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. None of the purchase commitments made by the Company as of December 31, 2004 (aggregating approximately $1.9 billion) was individually significant with the exception of the Company’s commitments under service contracts for information technology (aggregating $1.1 billion, of which $155 million relates to 2005) and telecommunications (aggregating $371 million, of which $127 million relates to 2005). These purchase obligations extend through 2011 and 2008, respectively.

Contingencies

The June 1999 disposition of the Company’s former fleet businesses was structured as a tax-free reorganization and, accordingly, no tax provision was recorded on a majority of the gain. However, pursuant to an interpretive ruling, the IRS has subsequently taken the position that similarly structured transactions do not qualify as tax-free reorganizations under the Internal Revenue Code Section 368(a)(1)(A). If upon final determination, the transaction is not considered a tax-free reorganization, the Company may have to record a tax charge of up to $270 million, depending upon certain factors. Any cash payments that would be made in connection with this charge are not expected to be significant, as the Company would use its net operating losses as an offset to the charge. Notwithstanding the IRS interpretive ruling and the inherent difficulties in predicting a final outcome, the Company believes that based upon the facts and analysis of the tax law, it is more likely than not that its position would be sustained upon litigation of the matter.

The Company is involved in litigation asserting claims associated with accounting irregularities discovered in 1998 at former CUC business units outside of the principal common stockholder class action litigation. While the Company has an accrued liability of approximately $65 million recorded on its Consolidated Balance Sheet as of December 31, 2004 for these claims based upon its best estimates, it does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, the Company does not believe that the impact of such unresolved proceedings should result in a material liability to the Company in relation to its consolidated financial position or liquidity.

The Company is also involved in litigation related to a breach of contract claim regarding a subsidiary of its Marketing Services division, which is now presented as a discontinued operation, related to an exclusive agreement to market insurance products. On February 4, 2005, a verdict was rendered against the Company for which the Company recorded a net charge of $25 million ($17 million, after tax) within discontinued operations on its Consolidated Statement of Income for 2004. The Company has not made a determination regarding a potential appeal of the verdict and related judgment.

In addition to the matters discussed above, the Company is also involved in claims, legal proceedings and governmental inquiries related to contract disputes, business practices, environmental issues and other commercial, employment and tax matters. Such matters include but are not limited to: (i) various suits brought against its Trilegiant subsidiary by individual consumers seeking monetary and/or injunctive relief relating to the marketing of Trilegiant’s membership programs and inquiries from state regulatory authorities related to such programs and (ii) claims by the purchaser of a business formerly owned by Avis. The Company believes that it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters, unfavorable resolutions could occur, which could have a material adverse effect on the Company’s results of operations or cash flows in a particular reporting period.

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) development of timeshare properties, (v) access to credit facilities and use of derivatives, (vi) sales of mortgage loans, (vii) issuances of debt or equity securities, (viii) licensing of computer software and (ix) GDS subscriber services. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in a licensing agreements, (iv) developers in timeshare development agreements, (v) financial institutions in credit facility arrangements and derivative contracts, (vi) purchasers and insurers of the loans in sales of mortgage loans, (vii) underwriters in debt or equity security issuances and (viii) travel agents or other users in GDS subscriber services. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

The Company also provides guarantees for the benefit of landlords in lease contracts where the lease was assigned to a third party due to the sale of a business which occupied the leased facility. These guarantees extend only the duration of the underlying lease contract. The maximum potential amount of future payments that the Company may be required to make under these guarantees is approximately $20 million in the aggregate. If the Company were required to make payments under these guarantees, it would have similar recourse against the tenant (third party to which the lease was assigned).

Other Guarantees

The Company’s timeshare businesses provide guarantees to certain owners’ associations for funds required to operate and maintain timeshare properties in excess of assessments collected from owners of the timeshare interests. The Company may be required to fund such excess as a result of unsold Company-owned timeshare interests or failure by owners to pay such assessments. These guarantees extend for the duration of the underlying service agreements (which approximate one year and are renewable on an annual basis) or until a stipulated percentage (typically 80% or higher) of related timeshare interests are sold. The maximum potential future payments that the Company could be required to make under these guarantees was approximately $170 million as of December 31, 2004. The Company would only be required to pay this maximum amount if none of the owners assessed paid their maintenance fees. Any fees collected from the owners of the timeshare interests would reduce the maximum potential amount of future payments to be made by the Company. Additionally, should the Company be required to fund the deficit through the payment of any owners’ fees under these guarantees, the Company would be permitted access to the property for its own use and may use that property to engage in revenue producing activities, such as advertising or rental. Historically, the Company has not been required to make material payments under these guarantees as the fees collected from owners of timeshare interests have been sufficient to support the operation and maintenance of the timeshare properties. As of December 31, 2004, the liability recorded by the Company in connection with these guarantees was approximately $5 million.

The Company coordinates numerous events for its franchisees and thus reserves a number of venues with certain minimum guarantees, such as room rentals at hotels local to the conference center. However, such room rentals are paid by each individual franchisee. If the franchisees do not meet the minimum guarantees, the Company is obligated to fulfill the minimum guaranteed fees. These guarantees extend into 2008 and the maximum potential amount of future payments that the Company may be required to make under such guarantees is approximately $17 million. The Company would only be required to pay this maximum amount if none of the franchisees conducted their planned events at the reserved venues. Historically, the Company has not been required to make material payments under these guarantees. As of December 31, 2004, the liability recorded by the Company in connection with these guarantees was not significant.

18.	Stockholders’ Equity

Dividend Payments

The Company paid quarterly cash dividends of $0.07 on March 16, 2004 and June 15, 2004 and of $0.09 on September 14, 2004 and December 14, 2004 ($333 million in the aggregate during the year ended December 31, 2004).

Share Repurchases

During the year ended December 31, 2004, the Company used $756 million of available cash and $567 million of proceeds primarily received in connection with option exercises to repurchase approximately $1.3 billion (approximately 58 million shares) of Cendant common stock under its common stock repurchase program. During the year ended December 31, 2003, the Company used $644 million of available cash and $446 million of proceeds primarily received in connection with option exercises to repurchase approximately $1.1 billion (approximately 65 million shares) of Cendant common stock under its common stock repurchase program. During the year ended December 31, 2002, the Company used $166 million of available cash and $112 million of proceeds primarily received in connection with option exercises to repurchase $278 million (approximately 20 million shares) of Cendant common stock under its common stock repurchase program.

Share Issuances

As previously discussed in Note 14— Long-term Debt and Borrowing Arrangements, during first quarter 2004, the Company announced its intention to redeem its $430 million outstanding zero coupon senior convertible contingent notes for cash. As a result, holders had the right to convert their notes into shares of Cendant common stock. Virtually all holders elected to convert their notes. Accordingly, the Company issued approximately 22 million shares in exchange for approximately $430 million in notes (carrying value) during February 2004. The Company used the cash that otherwise would have been used to redeem these notes to repurchase shares in the open market.

On August 17, 2004, the forward purchase contracts that formed a portion of the Company’s Upper DECS securities settled pursuant to the terms of such contracts. Accordingly, the Company issued approximately 38 million shares in exchange for $863 million in cash and recorded an increase of $863 million to stockholders’ equity.

3 7/8% Convertible Senior Debentures Call Spread Options

As discussed in Note 14— Long Term Debt and Borrowing Arrangements, during 2004, the Company redeemed its 3 7/8% convertible senior debentures for cash. However, holders could have elected to convert each $1,000 par value debenture into 41.58 shares of Cendant common stock (33.4 million shares in the aggregate). In order to offset a portion of the dilution that would have occurred if the holders elected to convert their debentures, the Company purchased call spread options on April 30, 2004 covering 16.3 million of the 33.4 million shares issuable upon conversion. The call spread options, which expired unexercised in fourth quarter 2004, and which cost $23 million, were accounted for as a capital transaction and included as a component of stockholders’ equity.

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:

		Unrealized	Unrealized Gains	Minimum	Accumulated
	Currency	Gains/(Losses)	(Losses) on	Pension	Other
	Translation	on Cash Flow	Available-for-Sale	Liability	Comprehensive
	Adjustments (*)	Hedges	Securities	Adjustment	Income/(Loss)
Balance, January 1, 2002	$(230)	$(33)	$20	$(21)	$(264)
Current period change	311	(8)	(16)	(37)	250

Balance, December 31, 2002	81	(41)	4	(58)	(14)
Current period change	143	38	42	—	223

Balance, December 31, 2003	224	(3)	46	(58)	209
Current period change	84	23	(30)	(12)	65

Balance, December 31, 2004	$308	$20	$16	$(70)	$274

(*)
Assets and liabilities of foreign subsidiaries having non-U.S.-dollar functional currencies are translated at exchange rates at the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statements of Income.

All components of accumulated other comprehensive income are net of tax except currency translation adjustments, which exclude income taxes related to indefinite investments in foreign subsidiaries.

19.	Stock-Based Compensation

The Company may grant stock options, stock appreciation rights, restricted shares and restricted stock units (“RSUs”) to its employees, including directors and officers of the Company and its affiliates. Beginning in 2003, the Company changed the method by which it provides stock-based compensation to its employees by significantly reducing the number of stock options granted and instead, issuing RSUs as a form of compensation. The Company is authorized to grant up to 418 million shares of its common stock under its active stock plans and at December 31, 2004, approximately 150 million shares were available for future grants under the terms of these plans.

Stock Options

Stock options generally have a ten-year term, and those granted prior to 2004 vest ratably over periods ranging from two to five years. In 2004, the Company adopted performance and time vesting criteria for stock option grants. The predetermined performance criteria determine the number of options that will ultimately vest and are based on the growth of the Company’s earnings and cash flows over the vesting period of the respective award. The number of options that will ultimately vest may range from 0% to 200% of the base award. Vesting occurs over a four-year period, but cannot exceed 25% of the base award in each of the three years following the grant date. The Company’s policy is to grant options with exercise prices at then-current fair market value. The annual activity of the Company’s CD common stock option plans consisted of:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
Balance at beginning of year	188	$17.21	237	$16.23	218	$15.82
Granted at fair market value (*)	1	23.12	1	13.40	42	18.45
Granted in connection with acquisitions	2	15.60	1	15.02	3	10.05
Exercised	(38)	14.61	(40)	10.77	(10)	10.35
Forfeited	(2)	19.33	(11)	19.45	(16)	17.59

Balance at end of year	151	$17.83	188	$17.21	237	$16.23

(*)	In 2004, reflects the maximum number of options assuming achievement of all performance and time vesting criteria.

The Company records compensation expense related to the issuance of stock options to its employees over the vesting period of the award and based on the estimated number of options the Company believes it will ultimately provide. During 2004 and 2003, the Company recorded $4 million and $1 million, respectively, of pre-tax compensation expense within general and administrative expenses related to the stock options issued subsequent to January 1, 2003. See Note 2— Summary of Significant Accounting Policies for the effect on net income and earnings per share had the Company elected to recognize and measure compensation expense for all stock options granted to its employees based on the fair value method.

The table below summarizes information regarding the Company’s outstanding and exercisable stock options as of December 31, 2004:

	Outstanding Options			Exercisable Options
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Options	Life	Price	Options	Price
$0.01 to $10.00	38	3.5	$9.15	38	$9.17
$10.01 to $20.00	70	5.1	17.50	66	17.62
$20.01 to $30.00	26	4.1	22.44	25	22.43
$30.01 to $40.00	17	2.8	31.91	17	31.91

	151	4.3	$17.83	146	$17.88

During 2002, the Company’s Board of Directors accelerated the vesting of certain options previously granted with exercise prices greater than or equal to $15.1875. In connection with such action, approximately 43 million options (with a weighted average exercise price of $19.08), substantially all of which were scheduled to become exercisable by January 2004, became exercisable as of August 27, 2002. In addition, the post-employment exercise period for the modified options was reduced from one year to thirty days. However, if the employee remained employed by the Company through the date on which the option was originally scheduled to become vested, the post-employment exercise became one year. The Company’s senior executive officers were not eligible for this modification. In accordance with the provisions of the

FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25),” there was no charge associated with this modification since none of the modified options had intrinsic value because the market price of the underlying common stock on August 27, 2002 was less than the exercise price of the modified options.

The weighted-average grant-date fair value of Cendant common stock options granted in the normal course of business during 2004, 2003 and 2002 was $6.90, $5.19 and $8.43, respectively. The weighted-average grant-date fair value of Cendant common stock options granted in connection with acquisitions made during 2004, 2003 and 2002 was $9.49, $3.89 and $11.35, respectively. The fair values of these stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for Cendant common stock options granted in 2004, 2003 and 2002:

	2004	2003	2002
Dividend yield	1.5%	—	—
Expected volatility	30.0%	49.0%	50.0%
Risk-free interest rate	4.0%	2.4%	4.2%
Expected holding period (years)	5.5	3.6	4.5

Restricted Stock Units

RSUs granted by the Company entitle the employee to receive one share of Cendant common stock upon vesting. RSUs granted in 2003 vest ratably over a four-year term. In 2004, the Company adopted performance and time vesting criteria for RSU grants. The predetermined performance criteria determine the number of RSUs that will ultimately vest and are based on the growth of the Company’s earnings and cash flows over the vesting period of the respective award. The number of RSUs that will ultimately vest may range from 0% to 200% of the base award. Vesting occurs over a four period, but cannot exceed 25% of the base award in each of the three years following the grant date.

The annual activity related to the Company’s RSU plan consisted of:

	2004		2003
		Weighted		Weighted
		Average		Average
	Number of	Grant	Number of	Grant
	RSUs	Price	RSUs	Price
Balance at beginning of year	6	$13.98	—	$—
Granted at fair market value (*)	13	23.16	6	13.98
Vested	(2)	13.97	—	—
Canceled	(1)	17.02	—	—

Balance at end of year	16	$20.85	6	$13.98

(*)	In 2004, reflects the maximum number of RSUs assuming achievement of all performance and time vesting criteria.

During 2004 and 2003, the Company recorded pre-tax compensation expense in connection with these RSUs of (i) $37 million and $13 million, respectively, included within general and administrative expenses, and (ii) $7 million and $2 million, respectively, included within discontinued operations. The related deferred compensation balance is recorded on the Company’s Consolidated Balance Sheets as a reduction to additional paid-in capital and approximated $301 million and $73 million as of December 31, 2004 and 2003, respectively. The Company will amortize this deferred compensation balance to expense over the remaining vesting periods of the respective RSUs and based on the estimated fair value of the award the Company believes it will ultimately provide. Currently, such amortization expense is predicated on the base award.

Employee Stock Purchase Plan

The Company is also authorized to sell up to 8.5 million shares of its CD common stock to eligible employees under its current non-compensatory employee stock purchase plan (“ESPP”). Under the terms of the ESPP, employees may authorize the Company to withhold up to 10% of their compensation from each paycheck for the purchase of CD common stock. For amounts withheld during 2004 and 2003, the purchase price of the stock was calculated as 95% of the fair market value of CD common stock as of the first day of each month. For amounts withheld during 2002, the purchase price of the stock was calculated as 85% of the lower of the fair market value of CD common stock on the first or the last trade date of each calendar quarter. During 2004, the Company issued approximately 0.5 million shares under the ESPP, bringing the cumulative issuances to approximately 4.1 million shares. As of December 31, 2004, approximately 4.4 million shares were available for issuance under the ESPP.

20.	Two Flags Joint Venture LLC

In 2002, the Company formed Two Flags Joint Venture LLC (“Two Flags”) through the contribution of its domestic Days Inn trademark and related license agreements. The Company did not contribute any other assets to Two Flags. The Company then sold 49.9999% of Two Flags to Marriott in exchange for the contribution to Two Flags of the domestic Ramada trademark and related license agreements. The Company retained a 50.0001% controlling equity interest in Two Flags. Both Marriott and the Company had the right, but were not obligated, to cause the sale of Marriott’s interest at any time after March 1, 2004 for approximately $200 million, which represented the projected fair market value of Marriott’s interest at such time. On April 1, 2004, the Company exercised its right to purchase Marriott’s interest in Two Flags for approximately $200 million. In connection with such transaction, the Company assumed a note payable of approximately $200 million, which was paid in September 2004. As a result, the Company now owns 100% of Two Flags and has exclusive rights to the domestic Ramada and Days Inn trademarks and the related license agreements.

Prior to April 1, 2004, the Company consolidated Two Flags and, as a result, Marriott’s equity interest in Two Flags, which approximated $100 million as of December 31, 2003, was recorded as minority interest (within accounts payable and other current liabilities) on the Company’s Consolidated Balance Sheet. Pursuant to the terms of the venture, the Company and Marriott shared income from Two Flags on a substantially equal basis. For the period January 1, 2004 through April 1, 2004 (the date on which the Company purchased Marriott’s interest) and for the years ended December 31, 2003 and 2002, the Company recorded pre-tax minority interest expense of $6 million, $25 million and $20 million, respectively, in connection with Two Flags.

21.	Employee Benefit Plans

Defined Contribution Savings Plans

The Company sponsors several defined contribution savings plans that provide certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plans. The Company’s cost for contributions to these plans was $73 million, $65 million and $57 million during 2004, 2003 and 2002, respectively.

Defined Benefit Pension Plans

The Company sponsors domestic non-contributory defined benefit pension plans, which cover certain eligible employees. The majority of the employees participating in these plans are no longer accruing benefits. Additionally, the Company sponsors contributory defined benefit pension plans in certain foreign subsidiaries with participation in the plans at the employees’ option. Under both the domestic and foreign plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation or as otherwise described by the plan. As of December 31, 2004 and 2003, the aggregate projected benefit obligation of these plans was $549 million and $499 million, respectively, and the aggregate fair value of the plans’ assets was $383 million and $337 million, respectively. Accordingly, the plans were underfunded by $166 million and $162 million as of December 31, 2004 and 2003, respectively, primarily due to the downturn in the financial markets and a decline in interest rates. However, the net pension liability recorded by the Company (primarily as a component of other non-current liabilities) as of December 31, 2004 and 2003 approximated $160 million and $159 million, respectively, of which approximately $112 million and $94 million, as of December 31, 2004 and 2003, respectively, represents additional minimum pension liability recorded as a charge to other comprehensive income. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts the Company determines to be appropriate. During 2004, 2003 and 2002, the Company recorded pension expense of $9 million, $16 million and $9 million, respectively.

Other Employee Benefit Plans

The Company also maintains health and welfare plans for certain domestic subsidiaries. As of December 31, 2004 and 2003, the related projected benefit obligation, which was fully accrued for on the Company’s Consolidated Balance Sheets (included primarily within other non-current liabilities), was $16 million and $60 million, respectively. During 2004, the Company recorded post-retirement income of $40 million from plan amendments adopted in 2003. During 2003 and 2002, the Company recorded post-retirement income of $18 million (including $23 million of post-retirement income resulting from plan amendments, partially offset by $5 million of expense) and post-retirement expense of $7 million, respectively, related to these plans. The $23 million of post-retirement income recorded in 2003 (discussed above) resulted from amendments made to the plan whereby coverage for all retirees over age 65 and for certain employees under the age of 50 was eliminated and the participant premiums were increased. All post-retirement income (expense) is recorded within general and administrative expenses on the Company’s Consolidated Statements of Income.

22.	Financial Instruments

RISK MANAGEMENT

Following is a description of the Company’s risk management policies.

Foreign Currency Risk

The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and forecasted royalties, forecasted earnings of foreign subsidiaries and forecasted foreign currency denominated acquisitions. The Company primarily hedges its foreign currency exposure to the British pound, Canadian dollar, Australian dollar and Euro. The majority of forward contracts utilized by the Company do not qualify for hedge accounting treatment under SFAS No. 133. The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Forward contracts that are used to hedge certain forecasted royalty receipts and forecasted disbursements up to 12 months are designated and do qualify as cash flow hedges. The amount of gains or losses reclassified from other comprehensive income to earnings resulting from ineffectiveness or from excluding a component of the forward contracts’ gain or loss from the effectiveness calculation for cash flow hedges during 2004, 2003 and 2002 was not material. The impact of these forward contracts was not material to the Company’s results of operations or financial position, nor is the amount of gains or losses the Company expects to reclassify from other comprehensive income to earnings over the next 12  months.

Interest Rate Risk

Mortgage Servicing Rights. The Company’s mortgage servicing rights asset is subject to substantial interest rate risk as the mortgage notes underlying the MSR asset permit the borrower to prepay the loan. Therefore, the value of the MSR asset tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). The Company uses a combination of derivative instruments (including option contracts and interest rate swaps) and other investment securities to offset potential changes in fair value on its MSR asset that could affect reported earnings. These derivatives are designated as freestanding derivatives in 2004 and as either freestanding derivatives or fair value hedging instruments in 2003 and 2002, and recorded at fair value with changes in fair value recorded to current earnings. The change in fair value for the hedged portion of the MSR asset in 2003 and 2002 is also recorded to current earnings.

During 2004, 2003 and 2002, the net impact of the Company’s derivative activity related to its MSR asset after giving effect to the offsetting changes in fair value of the MSR asset was a gain of $117 million, $163 million and $115 million, respectively. The 2003 amount consists of gains of $155 million to reflect the ineffective portion of the fair value hedges and gains of $8 million resulting from the component of the derivatives’ fair value excluded from the assessment of effectiveness (as such amount relates to freestanding derivatives). The 2002 amount consists of gains of $48 million to reflect the ineffective portion of the fair value hedges and gains of $67 million resulting from the component of the derivatives’ fair value excluded from the assessment of effectiveness (as such amount relates to freestanding derivatives).

Other Mortgage Related Assets. The Company’s other mortgage-related assets are subject to interest rate risk created by (i) its commitments to finance mortgages to borrowers who have applied for loan funding and (ii) loans held in inventory awaiting sale into the secondary market. The Company uses derivative instruments (including futures, options and forward delivery contracts) to economically hedge its commitments to fund mortgages. Commitments to fund mortgages and related hedges are classified and accounted for as freestanding derivatives. Accordingly, these positions are recorded at fair value with changes in fair value recorded to current earnings and generally offset the fair value changes recorded relating to the underlying assets. During 2004, 2003 and 2002, the net impact of these freestanding derivatives was a net gain (loss) of $5 million, ($10) million and $14 million, respectively. Such amounts are recorded within net revenues in the Consolidated Statements of Income.

Interest rate and price risk stemming from loans held in inventory awaiting sale into the secondary market (which are classified on the Company’s Consolidated Balance Sheets as mortgage loans held for sale) may be hedged with mortgage forward delivery contracts. These forward delivery contracts fix the forward sales price which will be realized in the secondary market and thereby substantially eliminate the interest rate and price risk to the Company. Such forward delivery contracts are either classified and accounted for as fair value hedges or freestanding derivatives. During 2004 and 2003, the net impact of these derivatives, after giving effect to changes in fair value of the underlying loans, was a gain (loss) of $17 million and ($20) million, respectively (the impact was not material during 2002). Such amounts are recorded within net revenues on the Consolidated Statements of Income.

Debt. The debt used to finance much of the Company’s operations is also exposed to interest rate fluctuations. The Company uses various hedging strategies and derivative financial instruments to create a desired mix of fixed and floating rate assets and liabilities. Derivative instruments currently used in these hedging strategies include swaps and instruments with purchased option features. The derivatives used to manage the risk associated with the Company’s fixed rate debt were designated as either fair value hedges or freestanding derivatives. The fair value hedges were perfectly effective resulting in no net impact on the Company’s results of operations during 2004, 2003 and 2002, except to create the accrual of interest expense at variable rates. The freestanding derivatives, which existed only during 2004, had a nominal impact on the Company’s results of operations during 2004. During 2004, 2003 and 2002, the Company terminated certain of its fair value hedges, which resulted in cash gains (losses) of ($9) million, $200 million and $65 million, respectively. Such gains (losses) are deferred and being recognized over future periods as a component of interest expense. During 2004, 2003 and 2002, the Company recorded $33 million, $50 million and $14 million, respectively, of such amortization.

The derivatives used to manage the risk associated with the Company’s floating rate debt included freestanding derivatives and derivatives designated as cash flow hedges. In connection with its cash flow hedges, the Company recorded net gains (losses) of $31 million, $36 million and $(8) million during 2004, 2003 and 2002, respectively, to other comprehensive income. The after-tax amount of gains reclassified from other comprehensive income to earnings resulting from ineffectiveness or from excluding a component of the derivatives’ gain or loss from the effectiveness calculation for cash flow hedges was $8 million during 2004. Such gains or losses were insignificant in 2003 and 2002. The amount of losses the Company expects to reclassify from other comprehensive income to earnings during the next 12 months is not material. These freestanding derivatives had a nominal impact on the Company’s results of operations in 2004. In 2003 and 2002 the Company recorded gains (losses) of $(9) million and $1 million, respectively, related to freestanding derivatives.

Credit Risk and Exposure

The Company is exposed to counterparty credit risks in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and for requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amount for which it is at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

As of December 31, 2004, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties other than risks related to the Company’s repurchase agreements with automobile manufacturers (see Note 2—Summary of Significant Accounting Policies) and airline customers of the Company’s Travel Distribution Services segment. Concentrations of credit risk associated with receivables are considered minimal due to the Company’s diverse customer base. With the exception of the financing provided to customers of its timeshare and mortgage businesses, the Company does not normally require collateral or other security to support credit sales.

FAIR VALUE

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of cash and cash equivalents, restricted cash, available-for-sale securities, accounts receivable, program cash, relocation receivables and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts and estimated fair values of all financial instruments at December 31, are as follows:

	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets
Cash and cash equivalents	$467	$467	$746	$746
Restricted cash	370	370	415	415
Investment in Homestore (a)	22	22	81	81
Other preferred stock investments and marketable securities	6	6	6	6
Debt
Current portion of long-term debt	739	739	1,612	1,774
Long-term debt, including Upper DECS	3,591	3,940	4,372	4,755
Derivatives (c)
Foreign exchange forwards	10	10	1	1
Equity range forward	—	—	(3)	(3)
Interest rate swaps	(121)	(121)	(170)	(170)
Assets under management and mortgage programs
Program cash	530	530	270	270
Mortgage loans held for sale	1,981	1,988	2,508	2,542
Relocation receivables	720	720	534	534
Timeshare contract receivables	1,783	1,783	1,372	1,372
Mortgage servicing rights, net	1,608	1,608	1,641	1,641
Derivatives related to mortgage servicing rights	79	79	316	316
Mortgage-backed securities (a)	47	47	102	102
Retained interest in securitization of timeshare receivables (b)	40	40	81	81
Derivatives (c)
Commitments to fund mortgages	9	9	18	18
Forward delivery commitments	2	2	—	—
Interest rate and other swaps	8	8	20	20
Option contracts	3	3	5	5
Liabilities under management and mortgage programs
Debt	12,113	12,270	11,482	11,694
Derivatives related to mortgage servicing rights (c)	(19)	(19)	(231)	(231)
Derivatives (c)
Interest rate swaps	(41)	(41)	(74)	(74)
Interest rate and other swaps	(2)	(2)	(10)	(10)
Forward delivery commitments	(6)	(6)	(36)	(36)

(a)	Available-for-sale securities.

(b)	Trading securities.

(c)	Derivative instruments in gain (loss) positions.

23.	Segment Information

Management evaluates the operating results of each of its reportable segments based upon revenue and “EBITDA,” which is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

Year Ended December 31, 2004

	Real Estate	Mortgage	Hospitality	Timeshare
	Services	Services	Services	Resorts
Net revenues (a)	$6,552	$700	$1,340	1,544
EBITDA	1,131	97	460	254
Non-program depreciation and amortization	104	31	83	27
Segment assets exclusive of assets under programs (b)	3,964	827	3,061	1,864
Assets under management and mortgage programs	733	4,162	254	2,472
Capital expenditures	87	13	62	44

		Travel
		Distribution	Corporate and
	Vehicle Rental	Services	Other (c)	Total
Net revenues (a)	$4,424	$1,788	$56	$16,404
EBITDA	467	466	(66)	2,809
Non-program depreciation and amortization	73	123	42	483
Segment assets exclusive of assets under programs (b)	4,577	5,173	1,767	21,233
Assets under management and mortgage programs	7,073	—	4	14,698
Capital expenditures	84	97	41	428

Year Ended December 31, 2003

	Real Estate	Mortgage	Hospitality	Timeshare
	Services	Services	Services	Resorts
Net revenues (a)	$5,569	$1,025	$1,096	$1,428
EBITDA	942	302	385	248
Non-program depreciation and amortization	94	26	77	26
Segment assets exclusive of assets under programs (b)	3,878	903	2,463	2,407
Assets under management and mortgage programs	544	4,769	—	1,869
Capital expenditures	61	22	46	42

		Travel
		Distribution	Corporate and
	Vehicle Rental	Services	Other (c)	Total
Net revenues (a)	$4,340	$1,659	$42	$15,159
EBITDA	328	459	(101)	2,563
Non-program depreciation and amortization	73	110	33	439
Segment assets exclusive of assets under programs (b)	3,931	4,000	1,605	19,187
Assets under management and mortgage programs	6,485	—	6	13,673
Capital expenditures	111	100	37	419

Year Ended December 31, 2002

	Real Estate	Mortgage	Hospitality	Timeshare
	Services	Services	Services	Resorts
Net revenues (a)	$4,131	$480	$1,015	$1,170
EBITDA	841	(32)	364	261
Non-program depreciation and amortization	90	23	73	22
Capital expenditures	50	23	42	25

		Travel
		Distribution	Corporate and
	Vehicle Rental	Services	Other (c)	Total
Net revenues (a)	$2,794	$1,695	$19	$11,304
EBITDA	303	526	(260)	2,003
Non-program depreciation and amortization	47	92	37	384
Capital expenditures	78	97	34	349

(a)	Inter-segment net revenues were not significant to the net revenues of any one segment.

(b)	Excludes assets of discontinued operations.

(c)	Includes the results of operations of the Company’s non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Provided below is a reconciliation of EBITDA to income before income taxes and minority interest.

	Year Ended December 31,
	2004	2003	2002
EBITDA	$2,809	$2,563	$2,003
Less: Non-program related depreciation and amortization	483	439	384
Non-program related interest expense, net	245	298	256
Early extinguishment of debt	18	58	42
Amortization of pendings and listings	16	20	256

Income before income taxes and minority interest	$2,047	$1,748	$1,065

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

		United	All Other
	United States	Kingdom	Countries	Total
2004
Net revenues	$14,310	$253	$1,841	$16,404
Total assets (*)	32,128	747	3,056	35,931
Net property and equipment	1,379	85	221	1,685
2003
Net revenues	$13,233	$302	$1,624	$15,159
Total assets (*)	30,241	608	2,011	32,860
Net property and equipment	1,409	41	142	1,592
2002
Net revenues	$8,950	$287	$2,067	$11,304

(*)	Excludes assets of discontinued operations.

24.	Related Party Transactions

In addition to the Company’s relationship with TRL Group (discussed in Note 26— TRL Group, Inc.) and Homestore (discussed in Note 2— Summary of Significant Accounting Policies), the Company maintained related party relationships with certain other entities. The impact of these relationships on the Company’s Consolidated Financial Statements is discussed below.

The Company’s Consolidated Statements of Income for 2003 and 2002 include $1 million and $8 million, respectively, of related party revenue derived from Trip Network prior to the Company’s acquisition in 2003. The Company’s Consolidated Statements of Income for 2003 and 2002 include $1 million and $11 million, respectively, of related party revenue and $1 million and $20 million, respectively, of related party expenses derived from FFD prior to the Company’s acquisition in 2003. Also reflected in the Company’s Consolidated Statement of Income for 2002 is $101 million of related party revenue (including $66 million of royalty and marketing fees) and $7 million of related party expense derived from NRT prior to the Company’s acquisition in 2002. Trip Network, FFD and NRT have been included in the Company’s consolidated results of operations, cash flows and financial position since their acquisition dates (see Note 4— Acquisitions for further detail). Additionally, the Company’s Consolidated Statement of Income for 2003

includes a gain of approximately $30 million in connection with the disposition of a common equity ownership interest in Entertainment Publications.

25.	Selected Quarterly Financial Data— (unaudited)

Provided below is selected unaudited quarterly financial data for 2004 and 2003. Certain amounts have been revised from those previously reported in order to present Wright Express, the Company’s fleet leasing and appraisal business, Jackson Hewitt, NCP and the Marketing Services division as discontinued operations (see Note 1— Basis of Presentation and Note 27— Discontinued Operations) and to segregate the Company’s timeshare resort businesses from the Hospitality Services segment as a separate reportable operating segment, Timeshare Resorts segment. Additionally, the diluted share amounts presented below for 2003 were revised to include the effect of convertible debt securities that were outstanding during 2003, pursuant to EITF 04-8 (see Note 2— Summary of Significant Accounting Policies).

The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels, market prices and share repurchases. Therefore, the sum of the quarters’ per share information may not equal the total year amounts presented on the Consolidated Statements of Income.

	2004 (*)
	First	Second	Third	Fourth
Net revenues
Real Estate Services	$1,216	$1,908	$1,856	$1,572
Mortgage Services	152	217	175	156
Hospitality Services	331	320	365	324
Timeshare Resorts	350	381	424	389
Vehicle Rental	1,001	1,119	1,243	1,061
Travel Distribution Services	452	448	437	451
Corporate and Other	38	11	5	2

	$3,540	$4,404	$4,505	$3,955

EBITDA
Real Estate Services	$131	$383	$379	$238
Mortgage Services	1	58	29	9
Hospitality Services	126	120	131	83
Timeshare Resorts	43	58	80	73
Vehicle Rental	68	140	179	80
Travel Distribution Services	124	118	123	101
Corporate and Other	(5)	(39)	(30)	8

	488	838	891	592
Less: Non-program related depreciation and amortization	111	113	118	141
Non-program related interest expense, net	77	70	32	66
Early extinguishment of debt	—	18	—	—
Amortization of pendings and listings	4	4	5	3

Income before income taxes and minority interest	$296	$633	$736	$382

Income from continuing operations	$200	$420	$497	$248
Income from discontinued operations, net of tax	241	73	96	109
Gain on disposal of discontinued operations, net of tax	—	198	—	—

Net income	$441	$691	$593	$357

	2004 (*)
	First	Second	Third	Fourth
Per share information:
Basic
Income from continuing operations	$0.20	$0.41	$0.48	$0.24
Income from discontinued operations	0.23	0.07	0.09	0.10
Gain on disposal of discontinued operations	—	0.20	—	—

Net income	$0.43	$0.68	$0.57	$0.34

Weighted average shares	1,015	1,020	1,036	1,052

Diluted
Income from continuing operations	$0.19	$0.40	$0.47	$0.23
Income from discontinued operations	0.23	0.07	0.09	0.10
Gain on disposal of discontinued operations	—	0.19	—	—

Net income	$0.42	$0.66	$0.56	$0.33

Weighted average shares	1,059	1,053	1,064	1,079

Cendant common stock market prices:
High	$24.39	$25.07	$24.94	$23.42
Low	$21.74	$21.68	$21.07	$20.02

(*)
Income before income taxes and minority interest for first, second, third and fourth quarters includes acquisition and integration related charges (credits) of $3 million, $2 million, $(9) million and $8 million, respectively. Income before income taxes and minority interest for fourth quarter includes a $60  million credit associated with previously established liabilities, for which the Company no longer believes it is liable (see Note 9— Litigation and Related Costs).

	2003 (*)
	First	Second	Third	Fourth
Net revenues
Real Estate Services	$1,051	$1,473	$1,685	$1,360
Mortgage Services	268	266	275	216
Hospitality Services	289	269	286	252
Timeshare Resorts	291	367	411	359
Vehicle Rental	981	1,119	1,234	1,006
Travel Distribution Services	416	426	424	393
Corporate and Other	35	5	(1)	3

	$3,331	$3,925	$4,314	$3,589

EBITDA
Real Estate Services	$122	$275	$344	$201
Mortgage Services	97	70	83	52
Hospitality Services	99	84	109	93
Timeshare Resorts	45	65	80	58
Vehicle Rental	22	102	159	45
Travel Distribution Services	128	104	119	108
Corporate and Other	1	(25)	(63)	(14)

	514	675	831	543
Less: Non-program related depreciation and amortization	109	109	108	113
Non-program related interest expense, net	77	80	72	69
Early extinguishments of debt	48	6	4	—
Amortization of pendings and listings	3	4	5	8

Income before income taxes and minority interest	$277	$476	$642	$353

Income from continuing operations	$191	$317	$423	$233
Income from discontinued operations, net of tax	118	65	63	55
Cumulative effect of accounting change	—	—	(293)	—

Net income	$309	$382	$193	$288

	2003 (*)
	First	Second	Third	Fourth
Per share information:
Basic
Income from continuing operations	$0.19	$0.31	$0.42	$0.23
Income from discontinued operations	0.11	0.07	0.06	0.06
Cumulative effect of accounting change	—	—	(0.29)	—

Net income	$0.30	$0.38	$0.19	$0.29

Weighted average shares	1,028	1,017	1,013	1,011

Diluted
Income from continuing operations	$0.18	$0.30	$0.40	$0.22
Income from discontinued operations	0.11	0.06	0.06	0.05
Cumulative effect of accounting change	—	—	(0.28)	—

Net income	$0.29	$0.36	$0.18	$0.27

Weighted average shares	1,062	1,061	1,061	1,064

Cendant common stock market prices:
High	$13.95	$18.39	$19.30	$22.30
Low	$10.56	$12.67	$16.94	$18.37

(*)
Income before income taxes and minority interest for first, second, third and fourth quarters includes acquisition and integration related charges of $7 million, $8 million, $15 million and $4 million, respectively.

26.	TRL Group, Inc.

On January 30, 2004, Trilegiant Corporation changed its legal name to TRL Group, Inc. As previously discussed, the results of operations of TRL Group are reported within discontinued operations for all periods presented.

From July 2, 2001 to January 30, 2004, TRL Group operated membership-based clubs and programs and other incentive-based loyalty programs through an outsourcing arrangement with Cendant whereby Cendant licensed TRL Group the right to market products to new members utilizing certain assets of Cendant’s individual membership business. Accordingly, Cendant collected membership fees from, and was obligated to provide services to, members of its individual membership business that existed as of July 2, 2001, including their renewals, and TRL Group provided fulfillment services for these members in exchange for a servicing fee paid by Cendant. Furthermore, TRL Group collected the membership fees from, and was obligated to provide membership benefits to, any members who joined the membership-based clubs and programs and all other incentive programs subsequent to July 2, 2001 and recognized the related revenue and expenses. Accordingly, similar to Cendant’s franchise businesses, Cendant received a royalty from TRL Group on all revenue generated by TRL Group’s new members (those who joined TRL’s clubs as a result of TRL Group’s marketing efforts occurring between July 2001 and January 2004). The assets licensed to TRL Group included various tradenames, trademarks, logos, service marks and other intellectual property relating to its membership business.

During 2003, Cendant performed a strategic review of the TRL Group membership business, Cendant’s existing membership business and Cendant’s loyalty/insurance marketing business, which provides enhancement packages for financial institutions and marketing for accidental death and dismemberment insurance and certain other insurance products. Upon completion of such review, Cendant concluded that it could achieve certain revenue and expense synergies by combining its loyalty/insurance marketing business with the new-member marketing performed by TRL Group. Additionally, as a result of the adoption of FIN 46, the Company had been consolidating the results of TRL Group since July 1, 2003 even though it did not have managerial control of the entity. Therefore, in an effort to achieve the revenue and expense synergies identified in Cendant’s strategic review and to obtain managerial control over an entity whose results were being consolidated, Cendant and TRL Group agreed to amend their contractual relationship by terminating the contractual rights, intellectual property license and third party administrator arrangements that Cendant had previously entered into with TRL Group in 2001.

In connection with this new relationship, Cendant (i) terminated leases of Cendant assets by TRL Group, (ii) terminated the original third party administration agreement, (iii) entered into a new third party administration agreement whereby Cendant performs fulfillment services for TRL Group,

(iv) leased certain TRL Group fixed assets from TRL Group, (v) offered employment to substantially all of TRL Group’s employees and (vi) entered into other incidental agreements. These contracts were negotiated on an arm’s-length basis and have terms that Cendant’s management believes are reasonable from an economic standpoint and consistent with what management would expect from similar arrangements with non-affiliated parties. None of these agreements had an impact on the Company’s Consolidated Financial Statements as the Company continues to consolidate TRL Group subsequent to this transaction. In connection with the transaction, the parties agreed to liquidate and dissolve TRL Group in an orderly fashion when and if the number of TRL Group members decreases below 1.3 million, provided that such dissolution may not occur prior to January 2007. Cendant paid $13 million in cash on January 30, 2004 for the contract termination, regained exclusive access to the various tradenames, trademarks, logos, service marks and other intellectual property that it had previously licensed to TRL Group for its use in marketing to new members and now has managerial control of TRL Group through its majority representation on the TRL Group board of directors. TRL Group continues to service and collect membership fees from its members to whom it marketed through January 29, 2004, including their renewals. Cendant provides fulfillment services (including collecting cash, paying commissions, processing refunds, providing membership services and benefits and maintaining specified service level standards) for TRL Group’s members in exchange for a servicing fee. TRL Group no longer has the ability to market to new members; rather, Cendant now markets to new members under the Trilegiant tradename. Immediately following consummation of this transaction, Cendant owned approximately 43% of TRL Group on a fully diluted basis and as of December 31, 2004, Cendant’s equity ownership interest in TRL Group approximated 45% on a fully diluted basis.

On January 30, 2004, TRL Group had net deferred tax assets of approximately $121 million, which were mainly comprised of net operating loss carryforwards expiring in years 2021, 2022 and 2023. These deferred tax assets were fully reserved for by TRL Group through a valuation allowance, as TRL Group had not been able to demonstrate future profitability due to the large marketing expenditures it incurred (new member marketing has historically been TRL Group’s single largest expenditure). However, given the fact that TRL Group would no longer incur marketing expenses (as they no longer have the ability to market to new members as a result of this transaction), TRL Group determined that it was more likely than not that it would generate sufficient taxable income (as it would continue to recognize revenue from TRL Group’s existing membership base in the form of renewals and the lapsing of the refund privilege period) to utilize its net operating loss carryforwards within the statutory periods. Accordingly, TRL Group reversed the entire valuation allowance of $121 million in January 2004, which resulted in a reduction to the Company’s tax provision relating to discontinued operations during 2004 of $121 million, with a corresponding increase in consolidated net income. The $13 million cash payment the Company made to TRL Group was also recorded by the Company as a component of its discontinued operations’ provision for income taxes line item on the Consolidated Statement of Income for 2004 and partially offsets the $121 million reversal of TRL Group’s valuation allowance.

During 2004, TRL Group contributed revenues of $468 million and expenses of $279 million (on a stand-alone basis before eliminations of intercompany entries in consolidation) to discontinued operations. Reflected within such amounts is $34 million of revenue recorded during third quarter 2004 relating to the early termination of a contractual relationship with a third party marketing partner, originally expected to extend beyond 2005. TRL Group had provided services for this marketing partner in 2002 in exchange for royalties related to the success of the marketing program. TRL Group and the marketing partner disputed certain aspects of the marketing agreement and a settlement was reached in September 2004 that provided for early termination of the agreement.

For the period July 1, 2003 through December 31, 2003 (post consolidation), TRL Group contributed revenues and expenses of $241 million and $256 million, respectively (on a stand-alone basis before eliminations of intercompany entries in consolidation), to discontinued operations. The consolidation of TRL Group resulted in a non-cash charge of $293 million ($0.27 per diluted share) recorded on July 1, 2003 as a cumulative effect of the accounting change. The results for 2003 further reflect revenues and expenses recorded by the Company within discontinued operations for the period January 1, 2003 through June 30, 2003 (prior to the consolidation of TRL Group) in connection with the outsourcing arrangement. The Company recorded revenues of $33 million (representing royalties, licensing and leasing fees and travel agency fees) and net expenses of $76 million (relating to fulfillment services and the amortization of the marketing advance made in 2001) within discontinued operations for such period.

Cendant’s maximum exposure to loss as of December 31, 2004 as a result of its involvement with TRL Group was substantially limited to the advances and loans made to TRL Group, as well as any receivables due from TRL Group (collectively aggregating $33 million as of December 31, 2004), as such amounts may not be recoverable if TRL Group were to cease operations. The creditors of TRL Group have no recourse to Cendant’s credit and the assets of TRL Group are not available to pay Cendant’s obligations. Cendant is not obligated or contingently liable for any debt incurred by TRL Group.

27.	Discontinued Operations

Summarized statement of income data for discontinued operations is as follows:

Year Ended December 31, 2004

		Fleet and	Marketing
	Wright	Appraisal	Services	Jackson
	Express	Businesses	Division (a)	Hewitt (b)	Total
Net revenues	$188	$1,709	$1,499	$194	$3,590

Income before income taxes	$82	$112	$314	$106	$614
Provision for income taxes	32	16	5	42	95

Income from discontinued operations, net of tax	$50	$96	$309	$64	$519

Gain on disposal of discontinued operations				$251	$251
Provision for income taxes				53	53

Gain on disposal of discontinued operations, net of tax				$198	$198

(a)
The provision for income taxes reflects the reversal of a valuation allowance of $121 million by TRL Group associated with federal and state deferred tax assets, partially offset by a $13  million cash payment the Company made to TRL Group in connection with the January 2004 transaction for the contract termination (see Note 26— TRL Group, Inc).

(b)
On June 25, 2004, the Company completed the IPO of Jackson Hewitt, a then wholly-owned subsidiary of the Company within its former Financial Services segment (which was renamed as the Marketing Services segment upon the completion of the IPO). Jackson Hewitt is an operator and franchisor of tax preparation systems and services. In connection with the IPO, the Company received $772 million in cash and recorded a gain of approximately $251 million ($198 million, after tax) in second quarter 2004.

Year Ended December 31, 2003

		Fleet and	Marketing
	Wright	Appraisal	Services	Jackson
	Express	Businesses	Division	Hewitt	Total
Net revenues	$156	$1,483	$1,224	$177	$3,040

Income before income taxes	$57	$110	$259	$58	$484
Provision for income taxes	21	41	98	23	183

Income from discontinued operations, net of tax	$36	$69	$161	$35	$301

Year Ended December 31, 2002

		Fleet and	Marketing
	Wright	Appraisal	Services	Jackson
	Express	Businesses	Division	Hewitt	NCP (*)	Total
Net revenues	$126	$1,432	$1,163	$162	$155	$3,038

Income before income taxes	$42	$115	$325	$70	$60	$612
Provision for income taxes	15	44	120	28	9	216

Income from discontinued operations, net of tax	$27	$71	$205	$42	$51	$396

Loss on disposal of discontinued operations					$(236)	$(236)
Provision for income taxes					20	20

Loss on disposal of discontinued operations, net of tax					$(256)	$(256)

(*)
On May 22, 2002, the Company sold NCP, a then wholly-owned subsidiary within its former Vehicle Services segment, for approximately $1.2 billion in cash. NCP operated off-street commercial parking facilities and managed on-street parking and related operations on behalf of town and city administration in England.

Summarized balance sheet data for discontinued operations is as follows:

As of December 31, 2004

		Fleet and	Marketing
	Wright	Appraisal	Services
	Express	Businesses	Division	Total
Assets of discontinued operations:
Current assets	$72	$334	$388	$794
Property and equipment, net	37	36	84	157
Goodwill	135	447	256	838
Assets under management and mortgage programs	419	3,958	—	4,377
Other assets	22	99	352	473

Total assets of discontinued operations	$685	$4,874	$1,080	$6,639

Liabilities of discontinued operations:
Current liabilities	$213	$219	$738	$1,170
Liabilities under management and mortgage programs	215	3,838	—	4,053
Other liabilities	6	25	20	51

Total liabilities of discontinued operations	$434	$4,082	$758	$5,274

As of December 31, 2003

			Fleet and	Marketing
	Jackson	Wright	Appraisal	Services
	Hewitt	Express	Businesses	Division	Total
Assets of discontinued operations:
Current assets	$12	$56	$236	$520	$824
Property and equipment, net	40	36	32	103	211
Goodwill	403	135	421	218	1,177
Assets under management and mortgage programs	—	282	3,684	—	3,966
Other assets	101	22	100	266	489

Total assets of discontinued operations	$556	$531	$4,473	$1,107	$6,667

Liabilities of discontinued operations:
Current liabilities	$21	$136	$201	$848	$1,206
Liabilities under management and mortgage programs	—	111	3,601	—	3,712
Other liabilities	40	8	74	30	152

Total liabilities of discontinued operations	$61	$255	$3,876	$878	$5,070

28.	Subsequent Events

PHH Spin-off

On January 31, 2005, the Company completed the spin-off of its mortgage, fleet leasing and appraisal businesses in a tax-free distribution of PHH common stock to its stockholders. The Company distributed one share of PHH common stock for every twenty shares of Cendant common stock outstanding as of January 19, 2005. The distribution resulted in the issuance of approximately 52.7 million shares of PHH common stock. On February 1, 2005, PHH common stock began regular-way trading on the New York Stock Exchange under the symbol “PHH.”

In connection with the spin-off of PHH, the Company expects to record a non-cash impairment charge to reflect any difference between PHH’s carrying value and PHH’s market value. The Company anticipates that such non-cash charge will be in the range of $535 million to $590 million (based on currently available information). Approximately one-third of this charge will be allocated to continuing operations and approximately two-thirds to discontinued operations, reflecting the relative values of the mortgage and fleet businesses, respectively, and the fact that the mortgage business will not be accounted for as a discontinued operation. The Company does not anticipate recording a tax benefit associated with this charge.

Wright Express Initial Public Offering

On February 22, 2005, the Company disposed of 100% of its ownership interest in its fuel card subsidiary, Wright Express, in an initial public offering for approximately $1.0 billion. The Company received approximately $690 million of proceeds in connection with the offering and a special dividend of approximately $300 million.

Relocation Financing Program

On February 1, 2005, the Company restructured its relocation financing program through the issuance of a series of variable funding notes with availability of up to $550 million. The notes are prepayable, bear interest at variable rates and are secured by receivables originated by the Company’s relocation business. In connection with such restructuring, Apple Ridge Funding, LLC, the issuer of the notes, changed its name to Cendant Mobility Client-Backed Relocation Receivables Funding LLC.

Share Repurchases

During January and February 2005, the Company repurchased 6.5 million shares of its common stock at an average price of $22.52 for aggregate cash of approximately $147 million. As of February 28, 2005, the Company had $737 million of availability under its Board-approved repurchase program.

Declaration of Dividend

On January 24, 2005, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per common share, payable March 15, 2005 to stockholders of record February 28, 2005.

Asset-Backed Note Issuance

On February 25, 2005, the Company issued $750 million of asset-backed notes under its vehicle rental program. Such notes consisted of (i) $325 million of three-year fixed rate notes bearing interest at 4.3%, (ii) $300 million of three-year floating rate notes currently bearing interest at 4.3% and (iii) $125 million of five-year floating rate notes currently bearing interest at 4.6%.

Acquisition of ebookers plc.

On February 28, 2005, the Company acquired ebookers for approximately $350 million, net of cash acquired. The Company also assumed approximately $30 million of debt in connection with this acquisition.

*  *  *